Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is entered into on May 1, 2023, by and between Lilium N.V., a Dutch public limited liability company (naamloze vennootschap) (“Lilium”), and the Investor as identified on the signature page hereto (the “Investor”).

WHEREAS, Lilium and the Investor are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) and/or Rule 506 of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”).

WHEREAS, Lilium wishes to issue, upon the terms and conditions stated in this Agreement, 184,210,526 warrants for the purchase from Lilium of its ordinary shares A (the “Class A Ordinary Shares”), with a nominal value of €0.12 per share (which Lilium intends to amend to a nominal value of €0.01 per share upon receipt of the Shareholder Approval and as in effect at any given time, the “Nominal Value”), each warrant initially exercisable for one (1) Class A Ordinary Share with an exercise price of $1.00 per warrant, of which 130,000,000 warrants shall be exercisable on and following the Closing Date (as defined below) (the “Immediate Exercise Warrants” and the Class A Ordinary Shares issuable upon the exercise thereof, the “Immediate Exercise Warrant Shares”) and the remaining 54,210,526 warrants will become exercisable following receipt of the Shareholder Approval (the “Delayed Exercise Warrants” and the Class A Ordinary Shares issuable upon the exercise thereof, the “Delayed Exercise Warrant Shares”; the Immediate Exercise Warrants and the Delayed Exercise Warrants, together, the “Warrants”; and the Immediate Exercise Warrant Shares and the Delayed Exercise Warrant Shares, together, the “Warrant Shares”), which may be represented by separate individual warrant certificates or by one (1) warrant certificate containing substantially the terms set forth in Sections 2 through 7 of the Warrant Agreement in substantially the form attached hereto as Exhibit A (the “Warrant Agreement”) and such other terms and conditions as reasonably agreed to by the Investor (the “Form of Warrant Certificate”). The Warrants and the Warrant Shares collectively are referred to herein as the “Securities”. This Agreement, the Warrants and any other documents or agreements executed and delivered to the Investors in connection with the transactions contemplated hereunder are herein referred to as the “Transaction Documents”.

WHEREAS, the Investor shall partially pre-fund the exercise price of the Warrants in an amount of $100,000,000 (the “Initial Funding Amount”) on the Closing Date (as defined below).

The issuance and funding of the Warrants pursuant to this Agreement is referred to as the “Warrant Funding”.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, Lilium and the Investor acknowledge and agree as set forth herein.

1.            Purchase and Sale. At the Closing (as defined below), Lilium agrees to issue to the Investor the Warrants, and the Investor agrees to pre-fund, on or prior to the Closing Date, $100,000,000 in aggregate exercise price of the Warrants (the “Initial Funding”). On the Closing Date, the Investor shall (or shall cause one of its Affiliates to) deliver to Lilium, via wire transfer of U.S. dollars in immediately available funds, the Initial Funding Amount, in accordance with wire instructions provided by Lilium to the Investor at least two (2) business days prior to the Closing Date, and Lilium shall, on the Closing Date, deliver the Warrants to the Investor, in accordance with Section 2(c) of this Agreement.

2.            Closing.

(a)            The closing of the issuance and Initial Funding of the Warrants contemplated hereby (the “Closing”) shall occur on a date to be specified by the parties, which shall be not later than ten (10) business days after the date on which the conditions set forth in Section 3 of this Agreement have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions (other than those conditions set forth in Section 3 of this Agreement that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver by the party or parties entitled to the benefit of such conditions, of such conditions at the Closing) (such date being the “Closing Date”).

(b)            [Reserved].

(c)            At the Closing, Lilium will deliver or cause to be delivered to the Investor certificate(s) or evidence of book-entry position representing the Warrants partially pre-funded by the Investor, registered in the Investor’s name. Such delivery shall be against payment of the Initial Funding Amount by wire transfer of U.S. dollars in immediately available funds to Lilium in accordance with Lilium’s written wiring instructions provided to the Investor at least two (2) business days prior to the Closing Date.

(d)            At such time as Lilium has raised in the aggregate at least $75,000,000 in Additional Working Capital (as defined below), Lilium shall be entitled to send a one-time notice (the “Additional Funding Notice”) to the Investor requiring the Investor (or one of its Affiliates) to deliver to Lilium $0.4071 per Warrant then outstanding (the “Additional Funding Amount”; such funding, the “Additional Funding”), following which an exercise price of $0.05 per Warrant will remain; provided, that commencing on the Closing Date through the delivery of the Additional Funding Notice, Lilium shall keep the Investor reasonably apprised of its fund raising progress, including the closing of any investment agreements and receipt of funds that constitute Additional Working Capital. The Additional Funding Notice shall include (i) notice that Lilium has received the Additional Working Capital in an aggregate amount of at least $75,000,000 and a schedule listing each of the amounts and sources of the Additional Working Capital, (ii) the number of Warrant Shares underlying the Warrants outstanding on the date thereof and (iii) wire instructions for the receipt of the Additional Funding Amount. Upon the Investor’s reasonable request, which initial request shall be made promptly following the Investor’s receipt of the Additional Funding Notice, and in any event no later than four (4) business days after the Investor’s receipt of the Additional Funding Notice, with any reasonable request for additional information to be made no later than three (3) business days after the Investor’s receipt of Lilium’s response to such a request, Lilium shall promptly provide documentation supporting the amounts, sources and calculation of the Additional Working Capital set forth in the Additional Funding Notice, in each case, in forms and substance reasonably satisfactory to the Investor. The Investor shall deliver the Additional Funding to Lilium via wire transfer of United States Dollars in immediately available funds not later than ten (10) business days following the Investor’s receipt of the Additional Funding Notice, unless a good faith dispute is ongoing between the parties with respect to Lilium having raised sufficient Additional Working Capital, in which case, the parties will work as expeditiously as possible to resolve the dispute and, if the parties agree that sufficient Additional Working Capital has been raised, the Investor shall deliver the Additional Funding to Lilium as expeditiously as possible following the resolution of such dispute (the “Additional Funding Date”). The obligation of the Investor to pay the Additional Funding Amount is subject to the condition in Section 3(a), provided that in such section the words “Closing Date” shall be replaced with “Additional Funding Date” and receipt of the Shareholder Approval.

(e)            As used herein, “Additional Working Capital” shall refer to cash received by Lilium (or non-cash value received by Lilium if specified below and subject to receipt of approval or ratification if applicable) from third parties (i.e., parties that are not Affiliates (as defined below) of Lilium, the Investor or any of the Investor’s Affiliates, unless otherwise specified below) after the Closing Date from time to time, in one or more transactions, whether or not related, from any combination of the following (without duplication):

(i)            (A) the issuance of securities (including, but not limited to, equity securities, debt securities, convertible securities, hybrid securities and equity-linked securities, or warrants or options to acquire any of the foregoing) for cash, including in connection with the exercise of outstanding options or warrants, including warrants outstanding immediately prior to the Closing that are exercised by Affiliates, and including the proceeds raised from Affiliates as part of an issuance or series of related issuances of securities, and (B) subject to the Investor’s prior written approval or subsequent ratification, which shall not be unreasonably withheld, the issuance of securities for non-cash consideration in connection with the provision of goods or services, or partnerships or joint ventures, or to suppliers or other parties with whom Lilium does business, or in connection with sponsored research, collaboration, technology license, development, investor or public relations, marketing or similar agreements;

(ii)           subject to the Investor’s prior written approval or subsequent ratification, which shall not be unreasonably withheld, the issuance of securities of the types specified in clause (i) above in exchange for non-cash consideration consisting of the forbearance or reduction of indebtedness owed by Lilium to third parties;

(iii)          subject to the Investor’s prior written approval or subsequent ratification, which shall not be unreasonably withheld, bona fide borrowings from banks and other financial institutions, private capital providers and other investors, government sources, including government-backed funding, or educational/research institutions; and

(iv)          grants or subsidies from government sources, including government-backed funding, or educational/research institutions.

For the avoidance of doubt, the consent rights provided for in this Section 2(e) apply solely with respect to whether the cash or non-cash consideration received by Lilium from the specified activities above will constitute Additional Working Capital for purposes of this Agreement; nothing in this Section 2(e) is intended or shall be construed to obligate Lilium to obtain the Investor’s consent, or to provide the Investor with any right of approval, in addition to the Investor’s rights as a shareholder of Lilium or under any other agreements between the Investor and Lilium, over Lilium’s ability to engage in any of the specified activities above.

3.            Closing Conditions. The respective obligations of Lilium, on the one hand, and the Investor, on the other hand, to consummate the Closing, including the issuance of the Warrants and payment of the Initial Funding as contemplated by this Agreement, are subject to the following conditions:

(a)            All representations and warranties of Lilium (with respect to the obligations of the Investor) and the Investor (with respect to the obligations of Lilium) contained in this Agreement shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date (unless they specifically speak as of another date, in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects); provided that (with respect to the obligations of the Investor) the representations and warranties of Lilium contained in Section 4(c) of this Agreement shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date and (with respect to the obligations of Lilium) the representations and warranties of the Investor contained in Section 5(k) of this Agreement (solely with respect to the Investor’s power and authority) shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date.

(b)            Lilium (with respect to the obligations of the Investor) and the Investor (with respect to the obligations of Lilium) shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

(c)            With respect to the obligations of the Investor, the Investor shall have received (i) a certificate of the Secretary of Lilium, dated as of the Closing Date, in form and substance reasonably satisfactory to the Investor, (ii) a certificate signed by an executive officer of Lilium, dated as of the Closing Date, in form and substance reasonably satisfactory to the Investor, (iii) an opinion of Freshfields Bruckhaus Deringer LLP, counsel for Lilium, dated as of the Closing Date, in a form reasonably satisfactory to the Investor, and (iv) approval or correspondence from German regulatory authorities regarding support of the transactions contemplated hereby reasonably satisfactory to the Investor.

(d)            With respect to the obligations of the Investor, no event or series of events shall have occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, and there shall be no restrictions on the transfer of any Warrants or Warrant Shares other than to the extent required by applicable law or as set forth in this Agreement.

(e)            No applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule, injunction or regulation (whether temporary, preliminary or permanent), which is then in effect or has threatened any of the foregoing in writing, that has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the issuance of any Warrants or the Warrant Shares or payment of the Warrant Funding under this Agreement.

(f)            No suspension of the qualification of the Securities for offering or sale in any jurisdiction shall have occurred; and the listing and trading of the Class A Ordinary Shares on the Nasdaq Global Select Market (“Nasdaq”) shall not have been suspended and, other than the Nasdaq deficiency notice to Lilium dated April 13, 2023, no suspension shall have been threatened.

(g)            Lilium and the Investor shall have agreed on the Form of Warrant Certificate.

4.            Lilium Representations and Warranties. Lilium represents and warrants to the Investor, as of the date hereof and as of the Closing Date, that:

(a)            Lilium and each of its subsidiaries (each a “Subsidiary” and together, “Subsidiaries”) is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (except where the failure to be in good standing could not have or reasonably be expected to result in a Material Adverse Effect (as defined below)), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither Lilium nor any Subsidiary is in violation nor default of any of the provisions of its respective charter or by-laws or similar organizational documents (collectively, “Organizational Documents”). Each of Lilium and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in (i) a material adverse effect on the business, financial condition or results of operations of Lilium and its Subsidiaries, taken as a whole, or on the ability of Lilium to enter into and perform its obligations hereunder (a “Material Adverse Effect”) or (ii) a material adverse effect on the performance of this Agreement or the consummation of any of the transactions contemplated hereby, and no action, lawsuit, complaint, claim, petition, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any governmental authority has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(b)            The Warrants have been duly authorized and, when executed and delivered by Lilium in accordance with this Agreement, will constitute valid and legally binding agreements of Lilium enforceable against Lilium in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by equitable principles relating to enforceability (collectively, “Bankruptcy Laws”). The Immediate Exercise Warrant Shares to be issued by Lilium upon exercise of the Immediate Exercise Warrants, as provided therein, have been duly authorized and, when issued and delivered upon payment of the exercise price as provided under the Warrants, will be duly and validly issued, fully paid and non-assessable and free from all liens, charges, taxes, security interests, encumbrances, rights of first refusal, preemptive or similar rights and other encumbrances with respect to the issue thereof. Upon receiving the Shareholder Approval, the Delayed Warrant Exercise Shares to be issued upon exercise of the Delayed Exercise Warrants, as provided therein, will have been duly authorized and, when issued and delivered upon payment of the exercise price as provided under the Warrants, will be duly and validly issued, fully paid and non-assessable and free from all liens, charges, taxes, security interests, encumbrances, rights of first refusal, preemptive or similar rights and other encumbrances with respect to the issue thereof.

(c)            Lilium has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Warrants and in connection with the Warrant Funding and to issue the Warrants in accordance with the terms hereof and thereof. Except for approvals of Lilium’s board of directors or a committee thereof as may be required in connection with any issuance and sale of Securities to the Investor hereunder (which approvals shall be obtained prior to the delivery of any Securities) and (in relation to the issuance and exercise of the Delayed Exercise Warrants) the Shareholder Approval, the execution, delivery and performance by Lilium of this Agreement and the Warrants and the consummation by it of the transactions contemplated hereby and thereby and the consummation of the Warrant Funding have been duly and validly authorized by all necessary corporate action, and no further consent or authorization of Lilium, its board of directors or its shareholders is required. This Agreement and the Warrants have been (or upon delivery will have been) duly executed and delivered by Lilium and constitute a valid and binding obligation of Lilium enforceable against Lilium in accordance with its terms, except as such enforceability may be limited by applicable Bankruptcy Laws.

(d)            The execution, delivery and performance by Lilium of this Agreement and the Warrants and the consummation by Lilium of the transactions contemplated hereby and thereby do not and shall not (i) result in a violation of any provision of Lilium’s Organizational Documents, (ii) result in a breach or violation of any of the terms or provisions of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give rise to any rights of termination, amendment, acceleration or cancellation of, any contract, agreement or plan that would be required to be filed with the Securities and Exchange Commission (the “SEC”) as an exhibit to an annual report on Form 20-F, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which Lilium or any of its Subsidiaries is a party or is bound, (iii) create or impose a lien, charge or encumbrance on any property or assets of Lilium or any of its Subsidiaries under any agreement or any commitment to which Lilium or any of its Subsidiaries is a party or by which Lilium or any of its Subsidiaries is bound or to which any of their respective properties or assets is subject, or (iv) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree applicable to Lilium or any of its Subsidiaries or by which any property or asset of Lilium or any of its Subsidiaries are bound or affected, except, in the case of clauses (ii), (iii) and (iv), for such conflicts, defaults, terminations, amendments, acceleration, cancellations, liens, charges, encumbrances and violations as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(e)            Except as specifically contemplated by this Agreement and as required under the Securities Act and any applicable state securities laws, Lilium is not required under any federal, state, local or foreign law, rule or regulation to obtain any consent, waiver, authorization or order of, or make any filing or registration with, any court or other federal, state, local or other governmental agency (including, without limitation, Nasdaq) in order for it to execute, deliver or perform any of its obligations under this Agreement, the Warrants or otherwise in connection with the Warrant Funding, or to issue the Securities to the Investor in accordance with the terms hereof and thereof (other than such consents, authorizations, orders, filings or registrations as have been, or will be, obtained or made prior to the Closing Date); provided, however, that, for purposes of the representation made in this sentence, Lilium is assuming and relying upon the accuracy of the representations and warranties of the Investor in this Agreement and the compliance by it with its covenants and agreements contained in this Agreement.

(f)            Assuming the accuracy of the Investor’s representations and warranties set forth in Section 5 of this Agreement, no registration under the Securities Act is required for the offer and sale of the Securities to the Investor or the purchase of the Securities by the Investor.

(g)            Neither Lilium nor any person acting on its behalf has offered or sold the Securities by any form of general solicitation or general advertising in violation of the Securities Act.

(h)            Subject to, and in reliance on, the representations, warranties and covenants made herein by the Investor, the offer and sale of the Securities by Lilium to the Investor in accordance with the terms and conditions of this Agreement is exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) or Regulation D.

(i)             Neither Lilium, nor any of its Subsidiaries or affiliates (as such term is defined in Rule 405 of the Securities Act, “Affiliates” and each, an “Affiliate”), nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Securities.

(j)             Except as contemplated by Section 6 of this Agreement, neither Lilium nor any of its Affiliates, nor any person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the offer, issuance and sale by Lilium to the Investor of any of the Securities under the Securities Act, whether through integration with prior offerings or otherwise. None of Lilium, its Subsidiaries, their Affiliates nor any person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of the offer, issuance and sale by Lilium to the Investor of any of the Securities under the Securities Act or cause the offering of any of the Securities to be integrated with any other offering of securities of Lilium.

(k)            Lilium has filed or furnished, as applicable, in a timely manner all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the Securities Act (the “SEC Reports”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the SEC Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, as of the latest time they were filed, amended or superseded, as applicable, none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As used in this Section 4(k), the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC. There are no material outstanding or unresolved comments in comment letters from the staff of the SEC with respect to any of the SEC Reports.

(l)             The financial statements and the related notes thereto included in the SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act in effect as of the time of filing and present fairly in all material respects the financial condition and position of Lilium and its consolidated subsidiaries as of and for the dates shown and its results of operations, cash flows and changes in stockholders’ equity for the periods shown, and such consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (the “IFRS”), as issued by the International Accounting Standards Board and the related interpretations issued by the IFRS Interpretations Committee and applied on a consistent basis throughout the periods covered thereby except for any normal audit adjustments in Lilium’s financial statements. The other financial and statistical data with respect to Lilium contained in the SEC Reports are accurately and fairly presented and prepared on a basis consistent with the audited financial statements included in the SEC Reports and books and records of Lilium; there are no financial statements (historical or pro forma) that are required to be included in the SEC Reports that are not included. All disclosures contained in the SEC Reports, if any, regarding “non-IFRS financial measures” (as such term is defined by the rules and regulations of the SEC) comply in all material respects with Regulation G under the Exchange Act and Item 10 of Regulation S-K under the Securities Act, to the extent applicable. Lilium does not have any material liabilities or obligations, direct or contingent, not described in the SEC Reports, that are required to be described in the SEC Reports.

(m)           Other than as publicly disclosed through the SEC Reports, there are no pending or threatened suits, claims, actions or proceedings that, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the date hereof, there is no unsatisfied judgment or any open injunction binding on Lilium that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(n)            Lilium has neither filed any petition in bankruptcy, sought relief under any creditor relief laws, made an assignment for the benefit of creditors, nor been adjudicated insolvent or bankrupt, nor has there been filed against it an involuntary petition in bankruptcy.

(o)            Except for the warrants to purchase a total of 45,762,461 Class A Ordinary Shares at an exercise price, prior to anti-dilution adjustment, of $1.30 per Class A Ordinary Share issued by Lilium in November 2022 pursuant to the Form of RDO Warrant and Form of PIPE Warrant, each filed as an exhibit to Lilium’s Report on Form 6-K filed with the SEC on November 22, 2022, there are no securities or instruments issued by or to which Lilium is a party containing anti-dilution or similar provisions that will be triggered by the issuance of Warrants hereunder and in connection with the Warrant Funding that have not been or will not be validly waived on or prior to the Closing Date.

(p)            As of the date hereof and as of the Closing Date, other than as publicly disclosed through the SEC Reports, Lilium has not entered into any subscription agreement, side letter or similar agreement with any other investor in connection with such investor’s direct or indirect investment in Lilium other than this Agreement.

(q)            Lilium is not under any obligation to pay any broker’s fee or commission in connection with transactions contemplated hereby.

(r)             Lilium acknowledges and agrees that the Investor is acting solely in the capacity of an arm’s-length Investor with respect to this Agreement and the transactions contemplated hereby and that the Investor will rely upon the truth and accuracy of, and Lilium’s compliance with, Lilium’s representations, warranties, agreements, acknowledgements and understandings set forth herein. Lilium further acknowledges that the Investor is not acting as a financial advisor or fiduciary of Lilium (or in any similar capacity) with respect to this Agreement and the Warrants and the transactions contemplated by hereby and thereby, and any advice given by the Investor or any of its representatives or agents in connection therewith is merely incidental to the Investor’s acquisition of the Securities. Lilium further represents to the Investor that Lilium’s decision to enter into this Agreement and the Warrants has been based solely on the independent evaluation of the transactions contemplated hereby and thereby by Lilium and its representatives. Lilium acknowledges and agrees that the Investor has not made and does not make any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 5 of this Agreement.

(s)            Both the Initial Funding Amount and the Additional Funding Amount will be used by Lilium for general corporate purposes.

(t)             The authorized share capital of Lilium and the shares comprised in that authorized share capital that are issued and outstanding were in all material respects as set forth in the SEC Reports as of the date reflected therein. All of the outstanding shares in the capital of Lilium have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in the SEC Reports and pursuant to this Agreement, there are no agreements or arrangements under which Lilium is obligated to register the sale of any securities under the Securities Act. Except as set forth in the SEC Reports, no shares comprised in the authorized share capital of Lilium are subject to preemptive rights, rights of first refusal or other similar rights other than as required by Lilium’s Articles of Association, and there are no outstanding debt securities and no contracts, commitments, understandings or arrangements by which Lilium is or may become bound to issue additional shares in the capital of Lilium or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, any shares in the capital of Lilium other than those issued or granted in the ordinary course of business pursuant to Lilium’s equity incentive and/or compensatory plans or arrangements or agreements with suppliers or customers.

(u)           [Reserved].

(v)           [Reserved].

(w)           [Reserved].

(x)            Lilium is not and, as a result of the consummation of the transactions contemplated hereby and the application of the proceeds from the sale of the Securities hereunder, will not be an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(y)            Neither Lilium nor any of its Subsidiaries nor any director or officer nor, to the knowledge of Lilium, any employee, agent, representative or Affiliate or other Person (as defined below) acting on behalf of Lilium or any of its Subsidiaries has, in the course of its actions for, or on behalf of, Lilium or any of its Subsidiaries: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) taken any action in furtherance of an offer, payment, promise to pay or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any Person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official of any federal, state or foreign office or candidate for any federal, state or foreign political office) to improperly influence official action or secure an improper advantage (to the extent acting on behalf of or providing services to Lilium); (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the UK Bribery Act 2010 or any other applicable anti-bribery or anti-corruption law; or (iv) made, offered, authorized, requested or taken an act in furtherance of any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment or benefit. Lilium and its Subsidiaries and, to the knowledge of Lilium, Lilium’s Affiliates have conducted their businesses in compliance with the FCPA, any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed December 17, 1997, the UK Bribery Act 2010 and other applicable anti-corruption, anti-money laundering and anti-bribery laws, and have instituted and maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein. “Person” means and includes all natural persons, corporations, business trusts, associations, companies, partnerships, joint ventures, limited liability companies and other entities and governments and agencies and political subdivisions.

(z)            Neither Lilium nor any of its Subsidiaries, nor any director or officer thereof, nor, to Lilium’s knowledge, any employee, agent, Affiliate or representative of Lilium, is a Person that is, or is majority owned or controlled by a Person that is (i) named on the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, the Sectoral Sanctions Identification List, or any other similar list of sanctioned persons (collectively, “Sanction Lists”) administered by the U.S. Treasury Department’s Office of Foreign Assets Control, or any similar list of sanctioned persons administered by the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom, any individual European Union member state, including the United Kingdom or other relevant sanctions authority, nor (ii) located, organized or resident of the Crimea Region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea, Sudan or Syria, or any other country (each a “Sanction Country” and collectively, “Sanction Countries”) or territory embargoed or subject to substantial trade restrictions by the United States, the European Union or any individual European Union member state, including the United Kingdom. Neither Lilium nor any of its Subsidiaries will, directly or indirectly, use the proceeds from the sale of Securities under this Agreement, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person (a) to fund or facilitate any activities or business of or with any Person or any Sanction Country, or (b) in any other manner that will result in a violation of Sanction Lists by any Person (including any Person participating in the offering of the Securities, whether as underwriter, advisor, investor or otherwise). For the past five (5) years, neither Lilium nor any of its Subsidiaries have knowingly engaged in, or are now knowingly engaged in, any dealings or transactions with any Person that at the time of the dealing or transaction is or was the subject of Sanction Lists or a Sanction Country.

(aa)          Lilium has delivered to the Investor true and correct copies of that certain Shareholder Support Letter Agreement, dated as of the date hereof, by and between Lilium and the shareholders listed on Exhibit A thereto (the “Support Agreement”), pursuant to which the shareholders of Lilium that are party thereto agree to approve the authorization (such authorization, the “Shareholder Approval”) by the general meeting of Lilium shareholders for Lilium’s board of directors to (i) issue a sufficient number of Class A Ordinary Shares for the purpose of enabling Lilium to issue the Delayed Exercise Warrant Shares upon the exercise of the Delayed Exercise Warrants and to exclude pre-emptive rights in connection with the issuance of the Delayed Exercise Warrants and the exercise thereof, (ii) amend Lilium’s Articles of Association to reduce, without repayment, the Nominal Value to €0.01 per share (with corresponding reductions, without repayment, of nominal values of the ordinary shares B of Lilium and the ordinary shares C of Lilium in the capital of Lilium to €0.03 and €0.02, respectively), and (iii) any other matters necessary or reasonably requested by Lilium for consummation of the matters described in the foregoing subclauses (i) and (ii) (which shall include a request for shareholders to authorize Lilium to issue the Warrants to the Investor on the terms and conditions of this Agreement and the Warrant Shares to the Investor and any future registered holder of Warrants on terms and conditions of this Agreement and Warrants (as applicable), including the issuance of Warrant Shares in excess of the Beneficial Ownership Limitation for purposes of satisfying Nasdaq Rule 5635(b) the “Nasdaq Proposal”). No term or condition in the Support Agreement has been or will be waived or amended by Lilium. For the avoidance of doubt, the Delayed Exercise Warrants shall not constitute rights to subscribe for shares (rechten tot het nemen van aandelen) under Dutch law until they become exercisable upon the Shareholder Approval having been obtained.

5.            Investor Representations and Warranties. The Investor represents and warrants to Lilium, as of the date hereof and the applicable Closing Date, that:

(a)            At the time the Investor was offered the Securities, it was, and as of the date hereof it is, and on the date on which it exercises any Warrants, it will be (i) (A) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), (7) or (8) of Regulation D under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A (and shall provide the requested information set forth on Schedule A), or (B) an “accredited investor” (as that term is defined in Rule 501(a) of Regulation D) (and shall provide the requested information set forth on Schedule B), (ii) is acquiring the Securities only for its own account and not for the account of others or, if the Investor is subscribing for the Securities as a fiduciary or agent for one or more investor accounts, the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Securities with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. The Investor is not an entity formed for the specific purpose of acquiring the Securities.

(b)            The Investor acknowledges and agrees that the Securities are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that the Securities have not been registered under the Securities Act, and that Lilium is not required to register the Securities except as set forth in Section 6 of this Agreement. The Investor acknowledges and agrees that the Securities may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to Lilium or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and, in each case, in accordance with any applicable securities laws of the states of the United States and other applicable jurisdictions, and that any certificate(s) representing or the book-entry position evidencing the Securities shall contain a restrictive legend in substantially the following form:

“THE OFFER AND SALE OF THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, UNLESS SOLD PURSUANT TO: (1) RULE 144 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (2) AN OPINION OF COUNSEL, IN A CUSTOMARY FORM AND REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS.”

(c)            The Investor acknowledges and agrees that the Securities will be subject to these securities law transfer restrictions and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Securities and may be required to bear the financial risk of an investment in the Securities for an indefinite period of time. The Investor acknowledges and agrees that the Securities will not immediately be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act, and that the provisions of Rule 144(i) will apply to the Securities. The Investor acknowledges and agrees that it has been advised to consult legal, tax and accounting prior to making any offer, resale, transfer, pledge or disposition of any of the Securities.

(d)            The Investor acknowledges and agrees that the Investor is purchasing the Securities from Lilium. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of Lilium, any of its respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of Lilium expressly set forth in this Agreement.

(e)            The Investor acknowledges and agrees that the Investor has received such information as the Investor deems necessary to make an investment decision with respect to the Securities, including, with respect to Lilium and the business of Lilium and its Subsidiaries. Without limiting the generality of the foregoing, the Investor acknowledges that it has reviewed, or has an adequate opportunity to review, (i) each form, report, statement, schedule, prospectus, proxy, registration statement and other document, if any, filed by Lilium with the SEC and (ii) other materials relating to the business, finances and operations of Lilium or relating to the offer and sale of the Securities specifically requested by the Investor. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Investor and the Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Securities.

(f)             The Investor became aware of this offering of the Securities solely by means of direct contact between the Investor and Lilium or a representative of Lilium, and the Securities were offered to the Investor solely by direct contact between the Investor and Lilium or a representative of Lilium. The Investor did not become aware of this offering of the Securities, nor were the Securities offered to the Investor, by any other means. The Investor acknowledges that the Securities (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, Lilium, any of its affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing), other than the representations and warranties of Lilium contained in Section 4, Section 8(a) and Section 11 of this Agreement, in making its investment or decision to invest in Lilium.

(g)            The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Securities, including those set forth in Lilium’s filings with the SEC. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Securities, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision. The Investor acknowledges that it shall be responsible for any of the Investor’s tax liabilities that may arise as a result of the transactions contemplated by this Agreement, and that Lilium has not provided any tax advice or any other representation or guarantee regarding the tax consequences of the transactions contemplated by the Agreement.

(h)            Alone, or together with any professional advisor(s), the Investor has adequately analyzed and fully considered the risks of an investment in the Securities and determined that the Securities are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in Lilium. The Investor acknowledges specifically that a possibility of total loss exists.

(i)             [Reserved].

(j)             The Investor acknowledges that no federal or state agency has passed upon or endorsed the merits of the offering of the Securities or made any findings or determination as to the fairness of this investment.

(k)            The Investor has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation (except where the failure to be in good standing could not have or reasonably be expected to result in a material adverse effect on the business, financial condition or results of operations of the Investor), and has the requisite power and authority to enter into, deliver and perform its obligations under this Agreement.

(l)             To the extent required by applicable securities legislation, regulatory policy or order, or if required by any securities commission, stock exchange or other regulatory authority with jurisdiction over Lilium, at the reasonable request of and at the sole expense of Lilium, the Investor will use commercially reasonable efforts to execute, deliver and file and otherwise assist Lilium in filing reports, questionnaires, undertakings and other documents with respect to the issue of the Securities.

(m)           The execution, delivery and performance by the Investor of this Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, except, in each case, as would not reasonably be expected to have a material adverse effect on the ability of the Investor to enter into and timely perform its obligations under this Agreement, and will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature of the Investor on this Agreement is genuine, and the signatory has legal competence and capacity to execute the same or the signatory has been duly authorized to execute the same, and, assuming that this Agreement constitutes the valid and binding agreement of Lilium, this Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as such enforceability may be limited by applicable Bankruptcy Laws.

(n)            Neither the Investor nor, to the knowledge of the Investor, any of its officers, directors, managers, managing members, general partners or any other person acting in a similar capacity or carrying out a similar function, is: (i) a person named on the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, the Sectoral Sanctions Identification List, or any other similar list of sanctioned persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control, or any similar list of sanctioned persons administered by the European Union or any individual European Union member state, or the United Kingdom (collectively, “Sanctions Lists”); (ii) directly or indirectly owned or controlled by, or acting on behalf of, one or more persons on a Sanctions List; (iii) organized, incorporated, established, located, resident or, except to the extent disclosed by the Investor to Lilium, born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, the so-called People’s Republics of Luhansk and Donetsk in Ukraine, or any other country or territory embargoed or subject to substantial trade restrictions by the United States, the European Union or any individual European Union member state, or the United Kingdom; (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). The Investor represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. The Investor also represents that it maintains policies and procedures reasonably designed to ensure compliance with sanctions administered by the United States, the European Union, or any individual European Union member state, including the United Kingdom, to the extent applicable to it. The Investor further represents that it maintains policies and procedures reasonably designed to ensure the funds held by the Investor and used to purchase the Securities were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.

(o)            The Investor acknowledges that the United States securities laws prohibit any person who has received from an issuer material, nonpublic information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

(p)            [Reserved].

6.            Registration Rights.

(a)            Lilium agrees that, twenty-five (25) business days following the Closing Date (such deadline, the “Filing Deadline”), Lilium will submit to or file with the SEC a registration statement for a shelf registration on Form F-3, or in the event that Form F-3 is not available, Lilium shall file with the SEC a shelf registration on such other form as is available to them (all such registration statements, collectively, the “Registration Statements” and each, a “Registration Statement”), covering the resale of the Securities acquired by the Investor pursuant to this Agreement and the Warrants on such Closing Date (the “Registrable Securities”) and Lilium shall use its commercially reasonable efforts to have each Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 30th calendar day (or 60th calendar day if the SEC notifies Lilium that it will “review” such Registration Statement) following the filing thereof and (ii) the fifth business day after the date Lilium is notified (orally or in writing, whichever is earlier) by the SEC that such Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”); provided, however, that if such Effectiveness Deadline falls on a Saturday, Sunday or other day that the SEC is closed for business, the Effectiveness Deadline shall be extended to the next business day on which the SEC is open for business; and provided further, that Lilium’s obligations to include the Registrable Securities of the Investor in a Registration Statement are contingent upon the Investor furnishing in writing to Lilium such customary information regarding the Investor or its permitted assigns, the securities of Lilium held by the Investor and the intended method of disposition of the Registrable Securities as shall be customary, required by applicable law to be included in a Registration Statement and as reasonably requested by Lilium to effect the registration of the Registrable Securities, and the Investor shall execute such documents in connection with such registration as Lilium may reasonably request that are customary of a selling stockholder in similar situations, including providing that Lilium shall be entitled to postpone and suspend the effectiveness or use of a Registration Statement, if applicable, as permitted by Section 6(c) of this Agreement; provided that the Investor shall not, in connection with the foregoing, be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Registrable Securities. In no event shall the Investor be identified as a statutory underwriter in any Registration Statement unless specifically requested by the SEC in which case the Investor will have an opportunity to withdraw from such Registration Statement. Notwithstanding the foregoing, if the SEC prevents Lilium from including any or all of the Securities proposed to be registered under a Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Registrable Securities or otherwise, such Registration Statement shall register the resale of a number of Securities which is equal to the maximum number of Securities as is permitted by the SEC. In such event, the number of Securities to be registered for each selling shareholder named in a Registration Statement shall be reduced pro rata among all such selling shareholders, and Lilium will use its best efforts to file with the SEC, as promptly as allowed by the SEC, one or more registration statements to register the resale of those Registrable Securities that were not registered on such initial Registration Statement, as so amended. For as long as the Investor holds Securities, Lilium will use its best efforts to file all reports for so long as the condition in Rule 144(c)(1) (or Rule 144(i)(2), if applicable) is required to be satisfied, and provide all customary and reasonable cooperation, necessary to enable the Investors to resell the Securities pursuant to Rule 144 of the Securities Act (in each case, when Rule 144 of the Securities Act becomes available to the Investor), and will prepare and file with the SEC such amendment and supplements to each Registration Statement and each prospectus used in connection therewith a may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered thereby. Any failure by Lilium to file a Registration Statement by the applicable Filing Deadline or to effect such Registration Statement by the Effectiveness Deadline shall not otherwise relieve Lilium of its obligations to file or effect the Registration Statements as set forth above in this Section 6. For purposes of this Agreement, “business day” shall mean a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York, London, England, U.K., Hong Kong Special Administrative Region of the People’s Republic of China, or China are authorized or required by law to close.

(b)            In the case of the registration effected by Lilium pursuant to this Agreement, Lilium shall, upon reasonable request, inform the Investors as to the status of such registration. At its expense Lilium shall:

(i)            except for such times as Lilium is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement pursuant to Section 6(c) of this Agreement, use its commercially reasonable efforts to keep such registration, and any required qualification, exemption or compliance under state securities laws, continuously effective with respect to the Investors, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (a) Investor ceases to hold any Registrable Securities and (b) the date all Registrable Securities held by each of the Investors may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions that may be applicable to affiliates under Rule 144 and without the requirement for Lilium to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable). The Investor agrees to disclose, on a confidential basis, its ownership of Lilium securities to Lilium upon request to assist Lilium in making the determination described above. The period of time during which Lilium is required hereunder to keep a Registration Statement effective is referred to herein as the “Registration Period”;

(ii)            during the Registration Period, advise the Investor, as expeditiously as possible (and within no later than three (3) business days):

(1)            when a Registration Statement or any amendment thereto has been filed with the SEC;

(2)            after it shall receive notice or obtain knowledge of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(3)            of the receipt by Lilium of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(4)            subject to the provisions in this Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, Lilium shall not, when so advising the Investor of such events, provide the Investor with any material, nonpublic information regarding Lilium other than to the extent that providing notice to the Investor of the occurrence of the events listed in (1) through (4) above may constitute material, nonpublic information regarding Lilium;

(iii)          during the Registration Period, use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(iv)          during the Registration Period, upon the occurrence of any event contemplated in Section 6(b)(ii)(4) above, except for such times as Lilium is permitted by Section 6(c) of this Agreement to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, Lilium shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to Investor of the Registrable Securities included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(v)           during the Registration Period, use its commercially reasonable efforts to cause all Registrable Securities to be listed on each securities exchange or market, if any, on which the Registrable Securities have been listed;

(vi)          during the Registration Period, use its commercially reasonable efforts to allow the Investor to review, prior to the filing thereof, disclosure regarding the Investor in any Registration Statement and shall afford the Investor a reasonable opportunity to review and comment on such disclosure, which comments Lilium shall in good faith consider and use its reasonable best efforts to incorporate; and

(vii)         during the Registration Period, otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Investor, consistent with the terms of this Agreement, in connection with the registration of the Registrable Securities.

(c)            Notwithstanding anything to the contrary in this Agreement, Lilium shall be entitled to delay the filing or effectiveness of, or suspend the use of, a Registration Statement if (i) it reasonably determines that in order for such Registration Statement not to contain a material misstatement or omission, an amendment thereto would be needed to include information that at that time could not otherwise be included in a current, quarterly or annual report under the Exchange Act or (ii) the negotiation or consummation of a transaction by Lilium or its Subsidiaries is pending or an event has occurred, which negotiation, consummation or event Lilium’s board of directors reasonably believes, upon the advice of outside legal counsel, would require additional disclosure by Lilium in such Registration Statement of material information that Lilium has a bona fide business purpose for keeping confidential and the non-disclosure of which in such Registration Statement would be expected, in the reasonable determination of Lilium’s board of directors, upon the advice of outside legal counsel, to cause such Registration Statement to fail to comply with applicable disclosure requirements, (each such circumstance, a “Suspension Event”); provided, however, that Lilium may not delay or suspend any Registration Statement on more than two occasions or for more than forty-five (45) consecutive calendar days or more than ninety (90) total calendar days, in each case during any twelve-month period. Lilium shall not, when advising the Investor of such Suspension Event, provide the Investor with any material, non-public information regarding Lilium other than to the extent that providing notice to the Investor of the occurrence of the Suspension Event might constitute material, non-public information regarding Lilium. Upon receipt of any written notice from Lilium of the happening of any Suspension Event during the period that such Registration Statement is effective or if as a result of a Suspension Event such Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein (in light of the circumstances under which they were made, in the case of the prospectus) not misleading, the Investor agrees as to itself that (i) it will immediately discontinue offers and sales of the Registrable Securities under such Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144 or other applicable exemption from registration) until it receives copies of a supplemental or amended prospectus (which Lilium agrees to promptly prepare and provide) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by Lilium that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by Lilium unless otherwise required by law or subpoena. If so directed by Lilium, the Investor will deliver to Lilium or, in the Investor’s sole discretion destroy, all copies of the prospectus covering the Registrable Securities in the Investor’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Registrable Securities shall not apply (a) to the extent the Investor is required to retain a copy of such prospectus (1) to comply with applicable legal, regulatory, self-regulatory or professional requirements or (2) in accordance with a bona fide preexisting document retention policy or (b) to copies stored electronically on archival servers as a result of automatic data back-up. The Investor may deliver written notice (an “Opt-Out Notice”) to Lilium requesting that the Investor not receive notices from Lilium otherwise required by this Section 6(c); provided, however, that the Investor may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from the Investor (unless subsequently revoked), (i) Lilium shall not deliver any such notices to the Investor and the Investor shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to the Investor’s intended use of an effective Registration Statement, the Investor will notify Lilium in writing at least two (2) business days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 6(c)) and the related suspension period remains in effect, Lilium will so notify the Investor, within one (1) business day of the Investor’s notification to Lilium, by delivering to the Investor a copy of such previous notice of Suspension Event, and thereafter will provide the Investor with the related notice of the conclusion of such Suspension Event promptly following its availability.

(d)            Indemnification.

(i)             Notwithstanding any termination of this Agreement, Lilium agrees to indemnify, to the extent permitted by law, the Investor (to the extent a seller under any Registration Statement), its directors, officers, partners, managers, members, stockholders, advisers, agents, representatives, affiliates and each person who controls the Investor (within the meaning of the Securities Act) and the directors, officers, partners, managers, members, stockholders, advisers, agents, representatives, affiliates of each such controlling person, to the extent permitted by law, against all losses, claims, damages, liabilities and reasonable and documented out of pocket costs and expenses (including reasonable and documented attorneys’ fees of one law firm (and one firm of local counsel)) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement (“Prospectus”) or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, except insofar as the same are directly caused by or contained in any information or affidavit so furnished in writing to Lilium by or on behalf of the Investor expressly for use therein.

(ii)            In connection with any Registration Statement in which the Investor is participating, the Investor shall furnish (or cause to be furnished) to Lilium in writing such information and affidavits as Lilium reasonably requests for use in connection with any such Registration Statement or Prospectus (to the extent required by applicable securities laws to be disclosed in such Registration Statement) and, to the extent permitted by law, shall indemnify Lilium, its directors and officers and each person or entity who controls Lilium (within the meaning of the Securities Act) and their directors and officers against any losses, claims, damages, liabilities and reasonable and documented out of pocket costs and expenses (including, without limitation, reasonable and documented outside attorneys’ fees of one law firm (and one firm of local counsel)) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained (or not contained in, in the case of an omission) in any information or affidavit so furnished in writing by on behalf of the Investor expressly for use therein; provided, however, that the liability of the Investor shall be several and not joint with any other Investor or other selling stockholder named in such Registration Statement and shall be in proportion to and limited to the net proceeds received by the Investor from the sale of Registrable Securities giving rise to such indemnification obligation.

(iii)           Any person or entity entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (b) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement that cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(iv)           The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities.

(v)            If the indemnification provided under this Section 6(d) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, that the liability of the Investor shall be limited to the net proceeds received by the Investor from the sale of Registrable Securities giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 6(d)(i), (ii) and (iii) above, any reasonable, documented, and out of pocket legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 6(d)(v) from any person or entity who was not guilty of such fraudulent misrepresentation.

(e)            Subject to receipt from the Investor by Lilium and its transfer agent (the “Transfer Agent”) of customary representations and other documentation reasonably acceptable to Lilium and the Transfer Agent in connection therewith and, if required by the Transfer Agent, an opinion of Lilium’s counsel (which opinion shall be at Lilium’s expense), in a form reasonably acceptable to the Transfer Agent, to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, the Investor may request that Lilium remove any legend from the certificate(s) representing or the book-entry position evidencing the Securities within two (2) business days of such request and receipt of such representations and other documentation reasonably acceptable to Lilium and the Transfer Agent, following the earliest of such time as the Securities (i) are subject to and eligible to be sold or transferred pursuant to an effective registration statement or (ii) have been or are about to be sold pursuant to Rule 144. If restrictive legends are no longer required for the Securities pursuant to the foregoing, Lilium shall, in accordance with the provisions of this section and reasonably promptly following any request therefor from the Investor accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall make a new, unlegended entry for the Securities. Lilium shall be responsible for the fees of the Transfer Agent associated with such issuance.

7.            Termination. This Agreement may be terminated by the Investor, and be void and of no further force and effect, by written notice to Lilium, if the Closing has not been consummated, through no fault of the Investor, within twenty-five (25) calendar days from the date hereof; provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. Upon the termination of this Agreement with respect to the Investor in accordance with this Section 7, any monies paid by the Investor to Lilium in connection herewith shall be promptly (and in any event within one (1) business day after such termination) returned to the Investor.

8.            Other Agreements of the Parties.

(a)            As of the date hereof, Lilium has reserved, and shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of Class A Ordinary Shares for the purpose of enabling Lilium to issue the Warrant Shares upon exercise of the Warrants in accordance with their terms (such number, the “Reserved Securities”), provided, however, that the Reserved Securities need not include any Delayed Exercise Warrant Shares prior to Lilium’s receipt of the Shareholder Approval. As soon as reasonably practicable after the date hereof, Lilium shall submit or cause to be submitted the New Designation, the Nominal Value Reduction (each as defined in the Support Agreement), the Nasdaq Proposal and any other resolutions necessary for the consummation of the transactions contemplated hereby (to the extent not approved as of the date hereof) to Lilium’s shareholders at a general meeting of Lilium to be held within thirty (30) calendar days of the date hereof (the “General Meeting”) for shareholder approval (the “Shareholder Approval”). In the event that no Shareholder Approval is obtained at the General Meeting, Lilium shall convene a new general meeting for the purpose of obtaining the Shareholder Approval (the “Second General Meeting”) on a date scheduled by mutual agreement of Lilium and the Investor, acting reasonably, or, in the absence of such agreement, as soon as practicable following the date of the General Meeting; provided, further, that Lilium shall in no event convene the Second General Meeting to a date that is more than twenty (20) calendar days after the General Meeting. In the case of the Delayed Exercise Warrant Shares, the Reserved Securities shall be increased as soon as practicable after Lilium’s receipt of the Shareholder Approval.

(b)            Prior to the Closing Date, Lilium shall prepare and file with Nasdaq an additional shares listing application covering all of the Warrant Shares. Lilium shall use its best effort to cause the Warrant Shares, when issued, to be listed on Nasdaq or such other securities exchange on which Lilium’s Class A Ordinary Shares are then listed for trading.

(c)            If applicable, Lilium shall file a Form D with respect to the Securities as required under Regulation D and, to the extent the Form D is not publicly available on the SEC’s EDGAR reporting system, will provide a copy thereof to each Investor promptly after such filing. Lilium, on or before the Closing Date, shall take such action as Lilium shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Securities for sale to the Investors at the Closing, pursuant to this Agreement and the Warrants under applicable securities or blue sky laws of the states of the United States (or to obtain an exemption from such qualification), and, if requested by an Investor, shall provide evidence of any material action so taken to such Investor on or prior to the Closing Date. Lilium shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or blue sky laws of the states of the United States following the Closing Date.

(d)            Except as expressly set forth herein to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of the Transaction Documents.

(e)            At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary to consummate the purchase and sale of the Securities as contemplated by the Transaction Documents.

(f)            The Investor shall not have the right to exercise any portion of a Warrant, to the extent that after giving effect to such issuance after exercise, the Investor (together with the Investor’s Affiliates, and any other Persons acting as a group together with the Investor or any of the Investor’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of 19.8% of the outstanding voting power of the shares in Lilium’s capital immediately after giving effect to the issuance of Class A Ordinary Shares issuable upon exercise of the Warrants (the “Ownership Limitation”) subject to calculation and terms as further described herein. For purposes of the foregoing sentence, the number of Class A Ordinary Shares beneficially owned by the Investor and its Affiliates and Attribution Parties shall include the number of Class A Ordinary Shares issuable upon exercise of the Warrants with respect to which such determination is being made, but shall exclude the number of Class A Ordinary Shares that would be issuable upon (i) exercise of the remaining, nonexercised portion of the Warrants beneficially owned by the Investor or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of Lilium (including, without limitation, any other Class A Ordinary Share Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Investor or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence and subject to the penultimate sentence of this Section 8(f), for purposes of this Section 8(f), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Investor that Lilium is not representing to the Investor that such calculation is in compliance with Section 13(d) of the Exchange Act and the Investor is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 8(f) applies, the determination of whether the Warrants are exercisable (in relation to other securities owned by the Investor together with any Affiliates and Attribution Parties) and which portion of the Warrants (or other securities) is exercisable shall be in the sole discretion of the Investor, and the submission of a notice of exercise shall be deemed to be the Investor’s determination of whether the Warrants are exercisable (in relation to other securities owned by the Investor together with any Affiliates and Attribution Parties) and which portion of the Warrants is exercisable, in each case subject to the Ownership Limitation, and Lilium shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 8(f) and subject to the penultimate sentence of this Section 8(f), in determining the number of outstanding Class A Ordinary Shares, the Investor may rely on the number of outstanding Class A Ordinary Shares, as reflected in (A) Lilium’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by Lilium or (C) a more recent written notice by Lilium or its Transfer Agent setting forth the number of Class A Ordinary Shares outstanding. Upon the written or oral request of the Investor, Lilium shall within one Trading Day (as defined below) (i) confirm orally and in writing to the Investor the number of Class A Ordinary Shares outstanding and (ii) provide reasonably detailed information supporting any deviation from the most recent publicly reported number of outstanding Class A Ordinary Shares. In any case, the number of outstanding Class A Ordinary Shares shall be determined after giving effect to the conversion or exercise of securities of Lilium, including the Warrants, by the Investor or its Affiliates or Attribution Parties since the date as of which such number of outstanding Class A Ordinary Shares was reported. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 8(f) to correct this paragraph (or any portion hereof) that may be defective or inconsistent with the intended Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation (the intended effect of which is to ensure compliance with the German foreign direct investment regime, including the German Foreign Trade Act and any rule or regulation enacted, issued or promulgated thereunder (“FDI Laws”), i.e., to ensure Warrants are only exercisable to the extent the Investor (or any affiliates or other parties, the voting rights of which in Lilium were attributable to the Investor under FDI Laws, together “FDI Attribution Parties”) would, as a result of the actual or deemed exercise of the Warrants (or any other securities) and subsequent issuance of Class A Ordinary Shares to any FDI Attribution Party, not reach a voting rights threshold that would require any FDI Attribution Party to notify the German governmental authorities of the acquisition of voting rights in Lilium under FDI Laws), provided that this Section 8(f) shall not apply to the extent the German governmental authorities have, or are deemed to have, approved the acquisition of the relevant Class A Ordinary Shares under FDI Laws. For the purposes of this Agreement, “Trading Day” means a day on which the Class A Ordinary Shares are traded on Nasdaq.

(g)            Pursuant to the terms of the Warrant Agreement, the delivery of the Class A Ordinary Shares upon exercise (for the avoidance of doubt, including by way of automatic exercise in accordance with the Warrant Agreement) shall be in fulfilment of all obligations of Lilium under the Warrants, in particular any obligations of Lilium as regards the Initial and Additional Funding shall be settled thereby.

9.            Miscellaneous.

(a)            Neither this Agreement nor any rights that may accrue to the Investor hereunder (other than the Securities acquired hereunder, if any) may be transferred or assigned provided that the Investor may assign its rights and obligations under this Agreement to one or more of its affiliates or to another investment fund or account managed or advised by the investment manager who acts on behalf of the Investor or an affiliate thereof; provided that no such assignment shall relieve the Investor of its obligations hereunder.

(b)            Lilium may request from the Investor such additional information as Lilium may deem necessary to evaluate the eligibility of the Investor to acquire the Securities and in connection with the inclusion of the Securities in any Registration Statement, and the Investor shall provide such information as may be required to facilitate such evaluation, to the extent permissible under applicable law, readily available and consistent with its internal policies and procedures; provided that Lilium agrees to keep any such information confidential, other than as (i) necessary to include in any Registration Statement, or (ii) may be required by applicable law, rule, regulation or in connection with any legal proceeding or regulatory request (if which case Lilium shall provide notice to the Investor and shall use commercially reasonable efforts to secure confidential treatment of any such information). The Investor acknowledges that, to the extent required by applicable law or otherwise agreed in writing with the Investors party hereto, Lilium may file a form of this Agreement with the SEC as an exhibit to an Exchange Act report or a registration statement of Lilium.

(c)            The Investor acknowledges that Lilium will rely on the acknowledgments, understandings, agreements, representations and warranties of the Investor contained in Section 5 of this Agreement. Prior to the Closing, the Investor agrees to promptly notify Lilium if any of the acknowledgments, understandings, agreements, representations and warranties of the Investor set forth herein (i) are no longer accurate and (ii) are not expected to be accurate as of immediately prior to the Closing.

(d)            Lilium and the Investor are each irrevocably authorized to produce this Agreement or a copy hereof to any interested party to the extent required in connection with any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(e)            All of the representations and warranties contained in this Agreement shall survive the Closing. All of the covenants and agreements made by each party hereto in this Agreement shall survive the Closing until the applicable statute of limitations, or in accordance with their respective terms.

(f)             This Agreement may not be modified, waived or terminated (other than pursuant to the terms of Section 7 above) except by an instrument in writing, signed by each of the parties hereto. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties and third-party beneficiaries hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

(g)            The Transaction Documents (including the exhibits and schedules thereto) constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter thereof except, with respect to the Investor, any non-disclosure or confidentiality or similar agreement between Lilium and the Investor. Except as set forth in Section 6(d), Section 9(c) and Section 9(d) hereof with respect to the persons referenced therein, the Transaction Documents shall not confer any rights or remedies upon any person other than the parties hereto and their respective successor and assigns.

(h)            Except as otherwise provided herein, this Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(i)             If any provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(j)             This Agreement may be executed in one or more counterparts (including by electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(k)            The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

(l)             The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties acknowledge and agree that this Section 9(l) is an integral part of the transactions contemplated hereby and without that right, the parties hereto would not have entered into this Agreement.

(m)            THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND THE SUPREME COURT OF THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THE TRANSACTION DOCUMENTS AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED THEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THE TRANSACTION DOCUMENTS OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 12 OF THIS AGREEMENT OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER STATE.

(n)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9(n).

10.          Non-Reliance and Exculpation. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation other than the statements, representations and warranties of Lilium expressly contained in Section 4, Section 8(a) and Section 11 of this Agreement, in making its investment or decision to invest in Lilium. The Investor acknowledges and agrees that none of Lilium’s affiliates, or any control persons, officers, directors, employees, partners, agents or representatives of Lilium shall be liable to the Investor, pursuant to the Transaction Documents or any other agreement related to the private placement of the Securities, the negotiation hereof or thereof or the subject matter hereof or thereof, or the transactions contemplated hereby or thereby, for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Securities.

11.          Press Releases. Lilium shall, on or prior to the third business day following the execution of this Agreement, on the first business day following the execution of this Agreement, issue one or more press releases or furnish or file with the SEC a current report on Form 6-K (collectively, the “Disclosure Document”) disclosing, to the extent not previously publicly disclosed, the transactions contemplated hereby and all material terms thereof. Prior to the Disclosure Document, the parties shall keep the transactions contemplated hereby confidential, and no party shall make any public announcement regarding the transactions contemplated hereby. All press releases or other public written communications relating to the transactions contemplated hereby between Lilium and the Investor, and the method of the release for publication thereof, shall be subject to the prior written approval of (a) Lilium and (b) the Investor.

12.          Notices. All notices and other communications between the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

If to the Investor, to the address provided on the Investor’s signature page hereto.

If to Lilium, to:

Lilium N.V.

c/o Lilium Aviation Inc.

2385 N.W. Executive Center Drive, Suite 300

Boca Raton, Florida 33431

Attention: Roger Franks

Email: roger.franks@lilium.com

with copies (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP

601 Lexington Avenue

New York, NY 10022

Attention: Valerie Ford Jacob

Email: valerie.jacob@freshfields.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

[SIGNATURE PAGES FOLLOW]

In Witness Whereof, Lilium N.V. has accepted this Agreement as of the date set forth below.

LILIUM N.V.

By:
Name: Oliver Vogelgesang
Title: Chief Financial Officer

Date: May 1, 2023

IN WITNESS WHEREOF, the Investor named below has executed or caused this Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Investor:	State/Country of Formation or Domicile:

Aceville Pte. Limited	Singapore

By:
Name:
Title:

Name in which Securities are to be registered (if different):	Date: May 1, 2023

EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:

In respect of _______________________________, for purposes of Section 9(a), affiliates shall mean any Person who directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with the Investor or, in case of an investment fund, its investment manager and/or advisor or an investment fund that is managed and/or advised by an entity that is under common Control with one of the foregoing whereby “Control” means, in relation to any Person, (i) direct, indirect or beneficial ownership of the majority of the voting rights and/or capital interests in such Person, (ii) the power, directly or indirectly, to designate, nominate or remove more than half of the members of the board of directors, management board, supervisory board or similar corporate body of such Person, and/or (iii) the power, directly or indirectly, whether by contract or otherwise, to direct or cause the direction of the management, the affairs, the policies and/or investment decisions of such Person and the terms “Controlled” and “Controlling” have meanings correlative thereto and “Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, investment fund, foundation or other similar entity, whether or not a legal entity.

EXHIBIT A

FORM OF WARRANT AGREEMENT

Agreed Form

WARRANT AGREEMENT

THIS WARRANT AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”), dated as of [•], 2023, is by and between Lilium N.V., a Dutch public limited liability company (naamloze vennootschap) (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”, also referred to herein as the “Transfer Agent”). Capitalized terms used herein but not otherwise defined have the meanings ascribed to them in the Warrants (defined below).

WHEREAS, on May 1, 2023, the Company entered into a Securities Purchase Agreement (as amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”) with the investor named therein (the “Investor”) pursuant to which (i) the Company will issue and deliver 184,210,526 warrants to the Investor (the “Warrants”, 130,000,000 of which will be Immediate Exercise Warrants (as defined in the Purchase Agreement and, the Shares to be issued in respect of Immediate Exercise Warrants, “Immediate Exercise Warrant Shares”) and 54,210,526 of which will be Delayed Exercise Warrants (as defined in the Purchase Agreement and, the Shares to be issued in respect of Delayed Exercise Warrants, “Delayed Exercise Warrant Shares”)), bearing the restrictive legend set forth therein, with each such whole Warrant initially entitling the holder thereof to purchase one (1) ordinary share A (the “Warrant Shares”) of the Company (the “Ordinary Shares A” or “Shares”) for an exercise price of $1.00 per Warrant (as adjusted pursuant to Section 4 hereof and Section 4 of the Warrants from time to time, the “Exercise Price”) and with a minimum effective exercise price of no less than the nominal value per Share (such nominal value being EUR 0.12 per Share as of the Original Issue Date, which may be adjusted by the Company to a lesser amount at any given time upon the Shareholder Approval (as defined in the Purchase Agreement), the “Nominal Value”), subject to adjustment as described in this Agreement and the Warrants and (ii) the Investor will pre-fund $100,000,000.00 of the aggregate exercise price of the Warrants (the “Initial Funding”);

WHEREAS, upon the receipt of Additional Funding (as defined below), the Company will instruct the Warrant Agent to reduce the Warrant Price (as defined herein) as provided in Section 3.1;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange and exercise of the Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights and immunities of the Company, the Warrant Agent and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed that are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as set forth herein.

1.            Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2.            Warrants.

2.1            Form of Warrant. Each Warrant shall be issued in registered form only and, if a physical certificate is issued, shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein and shall be signed by, or bear the electronic or facsimile signature of, the Chairman of the Board of Directors, Chief Executive Officer, Chief Financial Officer, Treasurer or other officer of the Company. In the event the person whose electronic or facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2            Effect of Countersignature. If a physical certificate is issued, unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant certificate shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3            Registration.

2.3.1        Warrant Register.

(a)            The Warrant Agent shall maintain books (the “Warrant Register”) for the registration of the original issuance and transfers of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. All of the Warrants shall initially be represented by one or more book-entry certificates (each, a “Book-Entry Warrant Certificate”) maintained on the books of the Warrant Agent and recorded in the name of the applicable investor (the “Depositary”).

(b)            If the Depositary subsequently ceases to make its book-entry settlement system available for the Warrants, the Company in its sole judgment may instruct the Warrant Agent regarding making other arrangements for book-entry settlement. In the event that the Warrants are not eligible for, or it is no longer necessary to have the Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to the Depositary to deliver to the Warrant Agent for cancellation each Book-Entry Warrant Certificate, and the Company in its sole judgment shall instruct the Warrant Agent to deliver to the Depositary definitive certificates in physical form evidencing such Warrants (each, a “Definitive Warrant Certificate”). Such Definitive Warrant Certificates shall be in the form annexed hereto as Exhibit A with appropriate insertions, modifications and omissions, as provided above. For the avoidance of doubt, the Company’s consent is required to issue Definitive Warrant Certificates.

2.3.2        Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on a Definitive Warrant Certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

3.            Terms and Exercise of Warrants.

3.1            Warrant Price. Subject to the provisions of the Warrants and this Agreement, the Warrants may be exercised all at once or serially over time. Each Warrant, when countersigned by the Warrant Agent, shall entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of Ordinary Shares A stated therein, at an exercise price equal to the Warrant Price, subject to adjustments as provided herein and in the Warrant. On the Original Issue Date and subject to the occurrence of such pre-payment, the Company shall instruct the Warrant Agent to issue and register, to one or more Registered Holders, 184,210,526 Warrants, each such whole Warrant initially entitling the holder thereof to purchase one (1) Warrant Share at $1.00 per Warrant for an aggregate exercise price of $184,210,526.00, $100,000,000.00 of which will be pre-funded under the Initial Funding in cash to the Company on or prior to the Original Issue Date, and consequently, on the Original Issue Date, the Warrant Price shall be $0.4571 (or an aggregate remaining exercise price of $84,210,526.00). Registered Holders shall not be entitled to the return or refund of all, or any portion, of any pre-paid exercise price in cash under any circumstance or for any reason whatsoever; Sections 3.3.3 and 4.6.4 shall remain unaffected. The amount pre-paid on such Warrants shall, upon the exercise thereof in accordance with their terms, be considered to constitute payment in full of the Nominal Value of the underlying Shares.

(a)            Certain Warrant holders have agreed upon the satisfaction of certain conditions to prefund to the Company in cash an additional $0.4071 per Warrant outstanding (the “Additional Funding”) at such time as agreed between such holder and the Company so that the Warrant Price of each of the outstanding Warrants will be reduced to $0.05. The Company shall notify the Warrant Agent of its receipt of the Additional Funding and shall instruct the Warrant Agent that, from the date of receipt of the Additional Funding, the Warrant Price shall be $0.05. Registered Holders shall not be entitled to the return or refund of all, or any portion, of any pre-paid exercise price in cash under any circumstance or for any reason whatsoever; Sections 3.3.3 and 4.6.4 shall remain unaffected.

(b)      (i)               One (1) Trading Day prior to the Expiration Date (the “Conversion Date”), each Warrant that has not been exercised and is outstanding will automatically be deemed exercised for the number of Warrant Shares determined according to the following formula: (Conversion VWAP - the Warrant Price) * the number of Shares issuable upon exercise of the Warrant immediately prior to the Conversion Date / Conversion VWAP; provided, that each Registered Holder shall be entitled to receive the number of Warrant Shares equal to (i) $1.00 minus the Warrant Price then in-effect, divided by (ii) $1.00, multiplied by (iii) the number of Warrant Shares issuable upon exercise of a Warrant, and multiplied by (iv) the number of Warrants held by such Registered Holder, if the resulting number of Warrant Shares is greater than the aggregate number of Warrant Shares issuable pursuant to the formula set forth in the foregoing clause. The issuance of the Shares in accordance with this Section 3.1(b) (including Section 3.1(b)(viii)) shall be deemed to have been issued in full satisfaction of all rights pertaining to any outstanding Warrants. The number of Shares issuable on the Conversion Date pursuant to this Section 3.1(b)(i) are referred to in this Agreement as the “Conversion Shares”. Sections 3.3.2 through 3.3.4 shall apply mutatis mutandis in the case of a deemed exercise pursuant to this Section 3.1(b). For the avoidance of doubt, the Conversion Date shall be the Trading Date day prior to the Extended Expiration Date, unless the automatic five-year extension of the Initial Expiration Date has been properly waived pursuant to Section 3.2.

(ii)            To the extent the application of Section 3.1(b)(i) would result in the beneficial ownership (as defined in Exchange Act Rule 13d-5) of a Registered Holder being issued Shares (x) in excess of the Beneficial Ownership Limitation, (y) in excess of the amount of Shares issuable without violating Section 3.3.6 (the “FDI Limitation”) or (z) with respect to the Investor, in excess of the Ownership Limitation as defined in the Purchase Agreement, on the Conversion Date (each such Registered Holder, a “Regulated Holder” and the maximum number of Shares that may be issued such that immediately following such issuance the beneficial ownership of such Registered Holder would not exceed the lowest of the Beneficial Ownership Limitation, the FDI Limitation and the Ownership Limitation (if applicable) being referred to as the “Share Limit”), the applicable Registered Holder shall be issued the number of Shares equal to the Share Limit calculated as of the Conversion Date (with respect to each Regulated Holder, the excess of such Regulated Holder’s Conversion Shares over such Regulated Holder’s Share Limit, the “Regulatory Shares”).

(iii)           Following the Conversion Date, a Regulated Holder shall, from time to time, be issued a maximum number of Shares (not to exceed the number of such Regulated Holder’s Regulatory Shares) that may be issued to such Regulated Holder without exceeding the Share Limit as of each such issuance. The number of such Regulated Holder’s Regulatory Shares shall be reduced by the number of Shares issued on any such date until such time as that number shall reach zero. Shares shall be issued pursuant to this Section 3.1(b)(iii) at such times as a Regulated Holder provides a notice to the Company (each, an “Issuance Notice”) specifying the number of Shares that may be issued to such Regulated Holder in compliance with such Regulated Holder’s then-current Share Limit. Promptly (and in any event within two (2) Trading Days) after the receipt of an Issuance Notice, the Company (or the Warrant Agent on behalf of the Company) shall issue to such Regulated Holder a book-entry position or certificate, as applicable, for the number of Shares specified in the Issuance Notice (up to, but not exceeding, the number of such Regulated Holder’s Regulatory Shares), registered in such name or names as may be directed by such Regulated Holder. The determination of how many Shares may be issued subject to a Regulated Holder’s Share Limit shall be in the sole discretion of the applicable Regulated Holder, and the submission of an Issuance Notice shall be deemed to be such Registered Holder’s determination of how many Shares may be issued subject to such Regulated Holder’s Share Limit, and the Company shall have no obligation to verify or confirm the accuracy of any such determination.

(iv)           Upon the occurrence of any of the events specified in clauses (i)-(iv) of Section 4.1, each Regulated Holder’s then-current number of Regulatory Shares shall be multiplied by a fraction, (x) the numerator of which shall be the number of Ordinary Shares A (excluding treasury shares, if any) outstanding immediately after such event and (y) the denominator of which shall be the number of Ordinary Shares A (excluding treasury shares, if any) outstanding immediately before such event.

(v)            If at any time, the Company grants, issues or sells any Purchase Rights, each Regulated Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights that such Regulated Holder could have acquired if such Regulated Holder had held the number of Ordinary Shares A acquirable in respect of such Regulated Holder’s number of Regulatory Shares as of immediately before the date as of which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Ordinary Shares A are to be determined for the grant, issue or sale of such Purchase Rights.

(vi)           If at any time, the Company shall declare or make any Distribution, then, in each such case, each Regulated Holder shall be entitled to participate in such Distribution to the same extent that such Regulated Holder would have participated therein if such Regulated Holder had held the number of Shares equal to the number of such Regulated Holder’s Regulatory Shares immediately before the date as of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Ordinary Shares A are to be determined for the participation in such Distribution.

(vii)          If at any time, the Company engages in a Fundamental Transaction, then each Regulated Holder shall have the right to receive, for each of such Regulated Holder’s Regulatory Shares immediately prior to the occurrence of such Fundamental Transaction, at the option of such Regulated Holder, the Alternate Consideration receivable as a result of such Fundamental Transaction by a holder of an Ordinary Share A. If the holders of Ordinary Shares A are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then each Regulated Holder shall be given the same choice as to the Alternate Consideration it receives in respect of such Regulated Holder’s Regulatory Shares in connection with such Fundamental Transaction. The Company shall cause any Successor Entity to assume in writing, all of the Company’s obligations under this Section 3.1(b) pursuant to written agreements in the form and substance reasonably satisfactory to each Regulated Holder and approved by such Regulated Holder (without unreasonable delay) prior to such Fundamental Transaction. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this instrument with respect to any Regulatory Shares referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all the obligations under this Section 3.1(b) with the same effect as if such Successor Entity had been named as the Company herein. In connection with any Fundamental Transaction, each Regulated Holder shall have the right to receive, for each of such Regulated Holder’s Regulatory Shares immediately prior to the payment of any Additional Consideration to the holders of Ordinary Shares A, the Additional Consideration receivable by a holder of an Ordinary Share A, subject to the foregoing provisions of this Section 3.1(b)(vii) with respect to any Alternate Consideration.

(viii)            The Company’s obligations with respect to, and each Regulated Holder’s rights with respect to, a Regulatory Share shall not expire, terminate or be canceled by operation hereof and shall be deemed satisfied hereunder solely upon the reduction of such Regulatory Share from the number of such Regulated Holder’s Regulatory Shares pursuant to Section 3.1(b)(iii).

(ix)            To the extent the provisions of this instrument do not provide for an adjustment to the Regulatory Shares or provide for the treatment of the Regulatory Shares in connection with an event or transaction affecting the Ordinary Shares A, each Regulated Holder’s Regulatory Shares shall be adjusted or provided such treatment in connection with such event or transaction affecting the Ordinary Shares A so as to, as nearly as possible, treat the Regulatory Shares on a parity with the Ordinary Shares A.

(c)            The term “Conversion VWAP” as used in this Agreement shall mean the VWAP (as defined below) over the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Conversion Date or the Net Exercise Date, as applicable.

(d)            The term “Warrant Price” as used in this Agreement shall mean the unpaid exercise price per Warrant remaining following the pre-payment on such Warrant pursuant to Section 3.1, at which the Warrant Shares issuable pursuant to such Warrant may be purchased at the time a Warrant is exercised.

3.2            Duration of Warrants. Subject to the provisions of the Immediate Exercise Warrants, an Immediate Exercise Warrant may be exercised on any business day pursuant to the provisions of the Warrants (the “Immediate Exercise Period”), commencing on the date the Immediate Exercise Warrants are issued, and terminating ten (10) years from the original issue date of such issuance (the “Initial Expiration Date”). Subject to the provisions of the Delayed Exercise Warrant, a Delayed Exercise Warrant may be exercised from the date that the Company shall have instructed the Warrant Agent that the Company’s general meeting has resolved to grant the Shareholder Approval (which instruction the Company shall give promptly following the adoption of the Shareholder Approval), the issuance of the Delayed Exercise Warrant Shares (the “Delayed Exercise Period”, and together with the Immediate Exercise Period, the “Initial Exercise Period”) and terminating on the Initial Expiration Date. Notwithstanding the foregoing, unless the Company, with the prior written consent of the Registered Holder (which shall be in the sole discretion of the Registered Holder), notifies the Warrant Agent and each Registered Holder in writing no later than 90 days prior to the Initial Expiration Date indicating its intent not to extend the Initial Exercise Period, the Initial Exercise Period for each Warrant then outstanding shall automatically be extended by five (5) years (such extended exercise period, together with the Initial Exercise Period, the “Exercise Period”; and, the last day of such extended exercise period, the “Extended Expiration Date”) provided that, if the Registered Holder of a Warrant shall become a Person that is not a Permitted Holder, then with respect to such Warrant, no consent of the Registered Holder shall be required. As used herein, the “Expiration Date” means the Initial Expiration Date unless extended pursuant to this Section 3.2, in which case the Expiration Date shall mean the Extended Expiration Date.

3.3            Exercise of Warrants.

3.3.1        Payment. Subject to the provisions of the Warrant and this Warrant Agreement, a Warrant, when countersigned by the Warrant Agent, if certificated, may be exercised by the Registered Holder thereof by surrendering it, at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, in the Borough of Manhattan, City and State of New York, with the notice of exercise (the “Notice of Exercise”) form, as set forth in the Warrant, duly executed, with a copy to the Company, and by paying in full the Warrant Price for each full Warrant that is exercised and any and all applicable taxes due in connection with the exercise of the Warrant by wire transfer of immediately available funds to the Warrant Agent. The Warrant Agent shall unconditionally hold such amount for the account and benefit of the Company. Upon request by the Company, the Warrant Agent shall as soon as possible transfer such amount to a bank account designated by the Company.

3.3.2        Issuance of Ordinary Shares A on Exercise.

(a)            Cash Exercise. Promptly (and in any event within two (2) Trading Days (as defined below)) after the exercise of any Warrant, the clearance of the funds in payment of the Warrant Price and receipt of a statement by the Company from an EU licensed (branch of a) bank (the “Confirmation Statement”) confirming that on the day of receipt of payment of the Warrant Price the USD amount paid is at least equal to the aggregate nominal value in EUR of all Ordinary Shares A to be issued upon exercise of the Warrant, the Company (or the Warrant Agent on behalf of the Company) shall issue to the Registered Holder of such Warrant a book-entry position or certificate, as applicable, for the number of full Ordinary Shares A to which such Registered Holder is entitled, registered in such name or names as may be directed by such Registered Holder, and if such Warrant shall not have been exercised in full, a new book-entry position or countersigned Warrant, as applicable, for the number of Ordinary Shares A as to which such Warrant shall not have been exercised. If fewer than all the Warrants evidenced by a Book Entry Warrant Certificate are exercised, a notation shall be made to the records maintained by the Depositary or its nominee for each Book Entry Warrant Certificate, as appropriate, evidencing the balance of the Warrants remaining after such exercise. In furtherance of the foregoing, the Warrant Agent agrees to provide prompt notice to the Company (and in any event on the same day in which the wired funds are received by the Warrant Agent) of the amount received in USD from a Registered Holder upon exercise of a Warrant and further agrees to not issue any Ordinary Shares A upon exercise of a Warrant until the Company confirms the applicable Confirmation Statement has been received by the Company. For the purposes of this Agreement, “Trading Day” means (i) a day on which the Ordinary Shares A are traded on the Nasdaq Global Select Market (“Nasdaq”), which, as of the Initial Exercise Warrant issuance date is the national securities exchange or other trading market on which the Ordinary Shares A are primarily listed and quoted for trading (or any successors to the foregoing), (ii) if the Ordinary Shares A are not traded on Nasdaq but are traded on another Trading Market, a day on which the Ordinary Shares A are traded on such other Trading Market (as defined below) and (iii) if the Ordinary Shares A are not traded on Nasdaq or any other Trading Market, any Business Day. For the purposes of this Agreement, “Business Day” means any day other than a Saturday, a Sunday or a day on which banks are authorized or required to close in the City of New York, New York.

(b)            Net Exercise. During the period commencing on the date of receipt of the Additional Funding and ending on the Expiration Date (the “Net Exercise Period”), in lieu of exercising Warrants for cash pursuant to Section 3.3.2(a), each Registered Holder may, at any time and from time to time during the Net Exercise Period, elect to receive a number of Shares determined according to the following formula by surrender of the Warrants being exercised to the Company or the Warrant Agent, together with notice of such election (the date of delivery of such notice, the “Net Exercise Date”): (Conversion VWAP - the Warrant Price) * the number of Shares issuable upon exercise of the Warrants exercised by such Registered Holder on such date / Conversion VWAP.

3.3.3        Settlement. The delivery of the Ordinary Shares A upon exercise (for the avoidance of doubt, including by way of automatic exercise in accordance with Section 3.1(b) above) of the Warrants shall be in fulfilment of all obligations of the Company under the Warrants, in particular any obligations of the Company as regards the Initial Funding and the Additional Funding shall be settled thereby.

3.3.4        Valid Issuance. All Ordinary Shares A issued upon the proper exercise of a Warrant in conformity with this Agreement, the provisions of the Warrant and the Articles of Association of the Company, and following receipt by the Company of an EU licensed (branch of a) bank a statement confirming that on the day of receipt of payment of the Warrant Price the USD amount paid is at least equal to the aggregate Nominal Value in EUR of all Ordinary Shares A issued upon exercise of the Warrant, shall be validly issued, fully paid and non-assessable.

3.3.5        Date of Issuance. Upon proper exercise of a Warrant in conformity with this Agreement, in whole or in part, the Company shall instruct the Warrant Agent, in writing, to make the necessary entries in the register of shareholders of the Company in respect of the Ordinary Shares A and to issue a certificate if requested by the holder of such Warrant. Each person in whose name any book-entry position in the register of shareholders of the Company or certificate, as applicable, for Ordinary Shares A is issued shall for all purposes be deemed to have become the holder of record of such Ordinary Shares A on the date on which the Warrant, or book-entry position in the register of shareholders of the Company representing such Warrant, was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate in the case of a certificated Warrant, except that, if the date of such surrender and payment is a date when the register of shareholders or share transfer books of the Company or book-entry system of the Warrant Agent are closed, such person shall be deemed to have become the holder of such Ordinary Shares A at the close of business on the next succeeding date on which the register of shareholders, share transfer books or book-entry system are open.

3.3.6        Approvals. To the extent the exercise of the Warrants and the subsequent issuance of Warrant Shares would obligate the Registered Holder (or any affiliates or other parties, the voting rights of which in the Company were attributable to the Registered Holder under the German Foreign Trade Act and any rule or regulation enacted, issued or promulgated thereunder (the “FDI Laws”)) to notify German governmental authorities of the acquisition of voting rights in the Company under the FDI Laws, the Warrants shall not be exercisable unless and until the acquisition of voting rights in the Company is, or is deemed to be, approved under the FDI Laws. The Warrants may be exercised to the extent that such notification is not required.

3.3.7        Unless the Company’s shareholders have, prior to the issuance of Warrant Shares in respect of an exercise of a Warrant, approved the issuance of Warrant Shares in excess of the Beneficial Ownership Limitation for purposes of satisfying Nasdaq Rule 5635(b), the Company shall not effect the exercise of any Warrant, and a Registered Holder shall not have the right to exercise any Warrant, pursuant to this Section 3 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable notice of exercise, such Registered Holder (together with such Registered Holder’s Affiliates (as such term is defined in Rule 405 of the Securities Act), and any other Persons acting as a group together with such Registered Holder or any of such Registered Holder’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of Ordinary Shares A beneficially owned by a Registered Holder and its Affiliates and Attribution Parties shall include the number of Ordinary Shares A issuable upon exercise of the Warrants with respect to which such determination is being made, but shall exclude the number of Ordinary Shares A that would be issuable upon (i) exercise of the remaining, nonexercised portion of the Warrants beneficially owned by such Registered Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Ordinary Share A Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Registered Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 3.3.7, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, it being acknowledged by each Registered Holder that Lilium is not representing to any Registered Holder that such calculation is in compliance with Section 13(d) of the Exchange Act, and each Registered Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 3.3.7 applies, the determination of whether a Warrant is exercisable (in relation to other securities owned by the applicable Registered Holder together with any Affiliates and Attribution Parties) and of how many Warrants are exercisable shall be in the sole discretion of the applicable Registered Holder, and the submission of a notice of exercise shall be deemed to be such Registered Holder’s determination of whether any Warrant is exercisable (in relation to other securities owned by such Registered Holder together with any Affiliates and Attribution Parties) and of how many Warrants are exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination by a Registered Holder as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 3.3.7, in determining the total number of outstanding ordinary shares and voting power of the Company, a Registered Holder may rely on the number of outstanding ordinary shares of each class as reflected in (A) the Company’s most recent periodic or annual report filed with the SEC, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or its transfer agent setting forth the number of ordinary shares of each class outstanding. Upon the written request of a Registered Holder, the Company shall within one (1) Trading Day confirm in writing to such Registered Holder the number of ordinary shares by class then outstanding. In any case, the number of outstanding ordinary shares by class shall be determined after giving effect to the conversion or exercise of securities of the Company, including any Warrants, by such Registered Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding ordinary shares by class was reported. The “Beneficial Ownership Limitation” shall be 19.99% of the number or voting power of the ordinary shares outstanding immediately after giving effect to the issuance of Warrant Shares issuable upon exercise of the applicable Warrants. The provisions of this Section 3.3.7 shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3.3.7 in order to correct this Section 3.3.7 (or any portion hereof), if necessary, that may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this Section 3.3.7 shall apply to a successor Registered Holder.

4.            Adjustments.

4.1            Stock Dividends, Splits, Etc. Subject to the provisions of the Warrants, if the Company: (i) declares or pays a dividend on its Ordinary Shares A payable in Ordinary Shares A (which, for avoidance of doubt, shall not include any Warrant Shares issued by the Company upon exercise of Warrants) or other securities of the Company; (ii) subdivides its Ordinary Shares A by reclassification or otherwise into a greater number of shares; (iii) combines or consolidates its Ordinary Shares A, by reclassification or otherwise, into a lesser number of shares; or (iv) issues by reclassification of Ordinary Shares A any shares in the capital stock of the Company, then in each case, (a) the then-current number of Warrant Shares issuable upon exercise of each Warrant shall be multiplied by a fraction, (x) the numerator of which shall be the number of Ordinary Shares A (excluding treasury shares, if any) outstanding immediately after such event and (y) the denominator of which shall be the number of Ordinary Shares A (excluding treasury shares, if any) outstanding immediately before such event, and (b) the Warrant Price shall remain unchanged. Any adjustment made pursuant to this Section 4.1 shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

4.2            Reserved.

4.3            Subsequent Equity Sales. Subject to the provisions of the Warrants, if the Company at any time while a Warrant is outstanding, shall sell, enter into an agreement to sell, or grant any option to purchase, or sell, enter into an agreement to sell, or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Ordinary Shares A or Ordinary Share A Equivalents (as defined below), at an effective price per share less than the Exercise Price then in effect (such lower price, the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”) (it being understood and agreed that if the holders of the Ordinary Shares A or Ordinary Share A Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share that are issued in connection with such issuance, be entitled to receive Ordinary Shares A at an effective price per share that is less than the Exercise Price then in effect, such issuance shall be deemed to have occurred for less than the Exercise Price then in effect on such date of the Dilutive Issuance at such effective price), then simultaneously with the consummation (or, if earlier, the announcement) of each Dilutive Issuance, with respect to each Warrant, (a) the Exercise Price then in effect shall be deemed to equal the Base Share Price, (b) the then-current number of Warrant Shares issuable upon exercise of such Warrant shall be multiplied by a fraction, (x) the numerator of which shall be the Exercise Price in effect immediately prior to such Dilutive Issuance and (y) the denominator of which shall be the Exercise Price in effect immediately following such Dilutive Issuance, and (c) the Warrant Price shall remain unchanged; provided, that the minimum effective exercise price shall in no event be less than the Nominal Value. Notwithstanding the foregoing, no adjustments shall be made, paid or issued under this Section 4.3 in respect of an Exempt Issuance (as defined below). The Company shall notify the Registered Holder, in writing, no later than the Trading Day following the issuance or deemed issuance of any Ordinary Shares A or Ordinary Share A Equivalents subject to this Section 4.3, indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 4.3, upon the occurrence of any Dilutive Issuance, the Registered Holder is entitled to receive a number of Warrant Shares as adjusted pursuant to the terms of this Agreement and the Warrants regardless of whether the Registered Holder accurately refers to the correct number of Warrant Shares in the Notice of Exercise. As used herein, “Exempt Issuance” means (x) at any time while a Warrant is outstanding, the issuance of (i) Ordinary Shares A, options or other securities to employees, officers or directors of the Company or any of its subsidiaries or consultants to the Company or any of its subsidiaries pursuant to any stock or option plan or other written agreement duly adopted for such purpose by a majority of the non-employee members of the board of directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Company or any of its subsidiaries, (ii) Ordinary Shares A upon the exercise or exchange of or conversion of any securities exercisable or exchangeable for or convertible into Ordinary Shares A issued and outstanding on the Original Issue Date, provided that such securities have not been amended since the Original Issue Date to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities and (y) solely for the period after the third anniversary of the Original Issue Date while a Warrant is outstanding, the issuance of: (i) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company or securities issued in financing transactions, the primary purpose of which is to finance acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that any such issuance shall only be to a Person (or Persons) (as defined below) (or to the equity holders of a Person) that is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company; (ii) Ordinary Shares A, options, warrants or convertible securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by a majority of the disinterested directors of the Company but shall not include a transaction in which the Company is primarily issuing Ordinary Shares A or Ordinary Share A Equivalents primarily for the purpose of raising capital or to a person or an entity whose primary business is investing in securities; (iii) Ordinary Shares A, warrants, options or convertible securities issued in connection with the provision of goods or services, partnership or joint ventures in connection with the Company’s business or to suppliers or other persons with whom the Company does business pursuant to transactions approved by a majority of the disinterested directors of the Company but shall not include a transaction in which the Company is issuing Ordinary Shares A or Ordinary Share A Equivalents primarily for the purpose of raising capital or to a person or an entity whose primary business is investing in securities; (iv) Ordinary Shares A, options, warrants or convertible securities issued in connection with sponsored research, collaboration, technology license, development, investor or public relations, marketing or other similar agreements, or strategic partnerships or joint ventures approved by a majority of the disinterested directors of the Company but shall not include a transaction in which the Company is primarily issuing Ordinary Shares A or Ordinary Share A Equivalents primarily for the purpose of raising capital or to a person or an entity whose primary business is investing in securities; and (v) securities issued pursuant to an equity line of credit or “at the market” registered offering to be established by the Company following the date hereof (including any upsize thereof) so long as such “at the market” registered offering or upsize thereof is approved by the board of directors of the Company. As used herein “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind. As used herein “Ordinary Share A Equivalents” means any securities of the Company which would entitle the holder thereof to acquire at any time Ordinary Shares A, including, without limitation, any debt, preferred stock, Ordinary Share B, Ordinary Share C, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Ordinary Shares A, and any securities of the Company that when paired with one or more other securities of the Company or another entity entitles the holder thereof to receive Ordinary Shares A.

4.4            Subsequent Rights Offerings. Subject to the provisions of the Warrant, in addition to any adjustments pursuant to Sections 4.1 and 4.3 above, if at any time the Company grants, issues or sells any Ordinary Share A Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Ordinary Shares A (the “Purchase Rights”), then the Registered Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights that the Registered Holder could have acquired if the Registered Holder had held the number of Ordinary Shares A acquirable upon complete exercise of the Warrant (without regard to any limitations on exercise hereof) immediately before the date as of which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Ordinary Shares A are to be determined for the grant, issue or sale of such Purchase Rights.

4.5            Pro Rata Distributions. Subject to the provisions of the applicable Warrant, during such time as any Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Ordinary Shares A, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of the Warrants, then, in each such case, the Registered Holder shall be entitled to participate in such Distribution to the same extent that the Registered Holder would have participated therein if the Registered Holder had held the number of Warrant Shares acquirable upon complete exercise of such Warrant (without regard to any limitations on exercise hereof) immediately before the date as of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Ordinary Shares A are to be determined for the participation in such Distribution. To the extent that a Warrant has not been exercised at the time of such Distribution, such portion of the Distribution shall be held in abeyance for the benefit of the Registered Holder until the Registered Holder has exercised such Warrant.

4.6            Fundamental Transaction; Liquidation Event.

4.6.1        Subject to the provisions of the Warrants, if, at any time while any Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions (including in connection with a liquidation of the Company), (iii) any direct or indirect purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Ordinary Shares A are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Ordinary Shares A, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Ordinary Shares A or any compulsory share exchange pursuant to which the Ordinary Shares A are effectively converted into or exchanged for other securities, cash or property (other than as a result of a stock split, combination or reclassification of the Ordinary Shares A covered by Section 4.1 above), or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group (as defined in Exchange Act Rule 13d-5) of Persons whereby such other Person or group (as defined in Exchange Act Rule 13d-5) acquires more than 50% of the outstanding Ordinary Shares A (each a “Fundamental Transaction”), then, upon any subsequent exercise of a Warrant, the Registered Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Registered Holder, the number of shares of capital stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of Ordinary Shares A for which such Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 3.3.5 on the exercise of the Warrants). For purposes of any such exercise, the Company shall apportion the Warrant Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If the holders of Ordinary Shares A are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Registered Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of the Warrants in connection with such Fundamental Transaction. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction in which any portion of the consideration received by the holders of Ordinary Shares A does not consist of common stock in the Successor Entity (as defined below) (which entity may be the Company following such Fundamental Transaction) listed on a Trading Market, or is to be so listed for trading immediately following such event, the Company or any Successor Entity shall, at any Registered Holder’s option, exercisable at any time concurrently with, or within thirty (30) days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable Fundamental Transaction), purchase such Registered Holder’s Warrants by paying to such Registered Holder an amount of cash equal to the Black Scholes Value (as defined below) of the unexercised Warrants on the date of the consummation of such Fundamental Transaction; provided, that if holders of Ordinary Shares A are not offered or paid any consideration in such Fundamental Transaction, such holders of Ordinary Shares A will be deemed to have received common stock or ordinary shares of the Successor Entity (which Successor Entity may be the Company following such Fundamental Transaction) in such Fundamental Transaction. “Black Scholes Value” means the value of a Warrant based on the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg L.P. determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Expiration Date, (B) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg L.P. (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the public announcement of the applicable Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the greater of (i) the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Fundamental Transaction and (ii) the highest VWAP (as defined below) during the period beginning on the Trading Day immediately preceding the announcement of the applicable Fundamental Transaction (or the consummation of the applicable Fundamental Transaction, if earlier) and ending on the Trading Day of the applicable Registered Holder’s request pursuant to this Section 4.6 and (D) a remaining option time equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Expiration Date and (E) a zero cost of borrow. The payment of the Black Scholes Value will be made by wire transfer of immediately available funds (or such other consideration) within the later of (i) five (5) Trading Days of the applicable Registered Holder’s election and (ii) the date of consummation of the Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under the Warrants in accordance with the provisions of this Section 4.6 pursuant to written agreements in form and substance reasonably satisfactory to each Registered Holder and approved by each such Registered Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the applicable Registered Holder, deliver to such Registered Holder in exchange for such Registered Holder’s Warrants a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Warrants that is exercisable for a corresponding value of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the value of the Warrant Shares acquirable and receivable upon exercise of the applicable Registered Holder’s Warrants (without regard to any limitations on the exercise of such Warrants) prior to such Fundamental Transaction, and with an exercise price that applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the Warrant Shares pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of the Warrants immediately prior to the consummation of such Fundamental Transaction), and that is reasonably satisfactory in form and substance to each Registered Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of the Warrants referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under the Warrants with the same effect as if such Successor Entity had been named as the Company herein. As used herein, “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Ordinary Shares A are then listed or quoted on a Trading Market, the daily volume weighted average price of the Ordinary Shares A for such date (or the nearest preceding date) on the Trading Market on which the Ordinary Shares A are then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)); (b) if the Ordinary Shares A are then listed or quoted on the OTCQB or OTCQX, the volume weighted average price of the Ordinary Shares A for such date (or the nearest preceding date) on OTCQB or OTCQX, as applicable; (c) if the Ordinary Shares A are not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Ordinary Shares A are then reported on the Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per Ordinary Shares A so reported; or (d) in all other cases, the fair market value of Ordinary Shares A as determined by an independent appraiser selected in good faith by the holders of a majority in interest of the Warrants then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company. “Trading Market” means any of the following markets or exchanges on which the Ordinary Shares A are listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or OTCQB or OTCQX (or any successors to any of the foregoing).

4.6.2        In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company (each, a “Liquidation Event”) or a Fundamental Transaction, if the value of the consideration to be received in exchange for an Ordinary Share A (after giving effect to the exercise of the Warrants) multiplied by the then-current number of Warrant Shares issuable upon exercise of a Warrant (such aggregate value per Warrant, the “Warrant Value”) is less than $1.25 with respect to a Warrant, then the number of Ordinary Shares A issuable upon exercise of such Warrant shall be adjusted such that the Warrant Value after such adjustment shall equal $1.25; in the event that the value of the total consideration to be paid in exchange for the Ordinary Shares A is less than the product of the number of Warrants outstanding and $1.25, then the number of Ordinary Shares A issuable upon exercise of each outstanding Warrant shall be adjusted such, that following such adjustment, the aggregate Warrant Value for all of the outstanding Warrants shall equal the total value of the consideration to be received in exchange for the Ordinary Shares A in connection with such Fundamental Transaction or Liquidation Event, and each Warrant shall be entitled to receive its pro rata portion of such consideration. If, during the period commencing on the Original Issue Date and ending on the one year anniversary thereof, the Registered Holder of a Warrant shall become a Person that is not a Permitted Holder, then with respect to such Warrant, the provisions of this Section 4.6.2 shall terminate and be of no further force and effect. The term “Permitted Holder” as used in this Agreement shall mean Tencent Holdings Limited or any of its affiliates. The Registered Holder of a Warrant shall be permitted to waive and forego any adjustment to number of Warrant Shares to be issued pursuant to such Warrant at any time prior to or following, or upon the consummation of, any Fundamental Transaction, but prior to the exercise of such Warrant.

4.6.3        In connection with a Fundamental Transaction, if any portion of the consideration payable to holders of Ordinary Share A is payable only upon satisfaction of contingencies (the “Additional Consideration”), including consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Fundamental Transaction, the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated in accordance with this Section 4.6 as if the Initial Consideration were the only consideration payable in connection with such Fundamental Transaction, and any Additional Consideration that becomes payable upon satisfaction of such contingencies shall be allocated in accordance with this Section 4.6 after taking into account the previous payment of the Initial Consideration as part of the same transaction. Notwithstanding the foregoing, no Warrant Share shall be issued for a price that is, taken together with the pre-payment on the applicable Warrant pursuant to Section 3.1, less than the Nominal Value as a result of any adjustment or otherwise, provided that if, as a consequence of this limitation, the full number of Warrant Shares otherwise issuable may not be issued, the maximum number of Warrant Shares that may be issued under such limitation shall be issued in satisfaction of the applicable Warrant.

4.6.4            In the event of a Fundamental Transaction or a Liquidation Event in which the Warrant Value (after giving effect to the exercise of the Warrants) exceeds the Warrant Price, then, at the closing of such transaction, each outstanding Warrant shall be entitled to receive, in lieu of Warrant Shares, the value equal to the Warrant Value minus the Warrant Price. In the event of a Fundamental Transaction or a Liquidation Event in which the Warrant Value (after giving effect to the exercise of the Warrants) does not exceed the Warrant Price, at the closing of such transaction, each Registered Holder shall be entitled to receive, in lieu of Warrant Shares, the aggregate consideration that such Registered Holder would have been entitled to had such Registered Holder exercised a number of Warrants equal to (a) $1.00 minus the Warrant Price divided by (b) $1.00, and multiplied by (c) the number of Warrants held by such Registered Holder.

4.7            Calculations. All calculations under this Section 4 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 4, the number of Ordinary Shares A deemed to be issued and outstanding as of a given date shall be the sum of the number of Ordinary Shares A (excluding treasury shares, if any) issued and outstanding.

4.8            Notices of Changes in Warrant.

4.8.1        Whenever the Exercise Price is adjusted pursuant to any provision of this Section 4, the Company shall promptly deliver to the Warrant Agent and the Registered Holder by facsimile or email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

(a)            If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Ordinary Shares A, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Ordinary Shares A, (C) the Company shall authorize the granting to all holders of the Ordinary Shares A rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any shareholder of the Company shall be required in connection with any reclassification of the Ordinary Shares A, any consolidation or merger to which the Company (or any of its subsidiaries) is a party, any sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange whereby the Ordinary Shares A are converted into other securities, cash or property or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by facsimile or email to the Warrant Agent and the Registered Holder at its last facsimile number or email address as it shall appear upon the Warrant Register of the Company, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date as of which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants or, if a record is not to be taken, the date as of which the holders of the Ordinary Shares A of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that the holders of the Ordinary Shares A of record shall be entitled to exchange their Ordinary Shares A for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided in the Warrants constitutes, or contains, material, non-public information regarding the Company or any of its subsidiaries, the Company shall simultaneously file such notice with the SEC (as defined below) pursuant to a report on Form 6-K (or successor form) or, if unavailable to the Company, a widely disseminated press release that is reasonably anticipated to be generally available to the Company’s equity holders. The Registered Holder shall remain entitled to exercise the Warrants during the period commencing on the date of such notice to the effective date of the event triggering such notice, except as may otherwise be expressly set forth herein.

4.9            Fractional Shares. The Company shall not be required to issue fractions of Warrant Shares upon any exercise of the Warrants or upon the automatic exercise set out in Section 3.1(b); provided that in the event a Registered Holder exercises (or is deemed to have exercised) multiple Warrants at once, all Warrant Shares issued (and fractions of Warrant Shares that would otherwise be issuable) pursuant to such exercise shall be aggregated together for the purpose of determining the number of Warrant Shares to be issued. In lieu of any fractional Warrant Share issuable after aggregation pursuant to the preceding sentence, the Registered Holder shall receive, at the Company’s election, (i) an amount in cash equal to the same fraction of the current market value of a whole Warrant or (ii) a whole Warrant Share, with the understanding that the Company cannot issue more Warrant Shares than the maximum number of Warrant Shares that the board of directors of the Company has been authorized to issue by the general meeting of the Company in connection with the issuance of the Warrants. As used herein, “current market value” means, as of any particular date, the VWAP on the five (5) Trading Day period immediately prior to (but excluding) the applicable date of determination.

4.10          Form of Warrant. In the event of the adjustments described in this Section 4, the Company (or the Warrant Agent on behalf of the Company) or its successor, if applicable, shall promptly issue to the Registered Holder (a) an amendment to the Warrants setting forth the number and kind of such new securities or other property issuable upon exercise of the Warrants as a result of such event and (b) upon surrender to the Company or the Warrant Agent of the Warrant(s) then in the Registered Holder’s possession, one or more new Warrants representing the number of Warrant Shares (or other securities) then-outstanding as a result of such adjustment. The amendment to the Warrants shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 4, including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Section 4 shall similarly apply to successive reclassifications, exchanges, substitutions or other events.

5.            Transfer and Exchange of Warrants.

5.1            Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, in the case of certificated Warrants, properly endorsed by the Company with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued, and the old Warrant shall be cancelled by the Warrant Agent. In the case of certificated Warrants, the Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request. Except with respect to the Warrants bearing a restrictive legend and as described in this Section 5, there are no restrictions on the transfer of the Warrants. The Warrants and all rights thereunder are transferable, in whole or in part, upon surrender pursuant to this Section 5.

5.2            Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange thereof until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend. The Company agrees to cooperate with holders of the Warrants from time to time to cause its counsel to provide any such opinions of counsel reasonably requested in connection with any such transfers. In addition, the Company agrees to cause the Warrant Agent or the transfer agent for the Ordinary Shares A, as applicable, to remove the restrictive legends on the Warrants and/or the Ordinary Shares A issuable upon exercise thereof, as applicable, when such securities are sold pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), or an effective registration statement or may be sold without restriction under Rule 144 under the Securities Act. In connection therewith, if required by the Warrant Agent or the Company’s transfer agent, the Company will promptly cause an opinion of counsel to be delivered to and maintained with the Warrant Agent or such transfer agent, together with any other authorizations, certificates, letters of representations and directions required by the Warrant Agent or such transfer agent that authorize and direct the Warrant Agent or such transfer agent, as applicable, to transfer such securities without any such legends.

5.3            Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.4            Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

6.            Reserved.

7.            Other Provisions Relating to Rights of Holders of Warrants.

7.1            No Rights as Shareholder. Except as expressly set forth in the Warrants, a Warrant does not entitle the Registered Holder to any of the rights of a shareholder of the Company, including, without limitation, the right to receive dividends or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as a shareholder in respect of the meetings of shareholders or the election of directors of the Company or any other matter. In addition, nothing contained in the Warrant shall be construed as imposing any liabilities on the Registered Holder to purchase any securities (upon exercise of the Warrants or otherwise) or as a shareholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 7, the Company shall provide the Registered Holder with copies of the same notices and other information given to the shareholders of the Company generally, contemporaneously with the giving thereof to the shareholders; provided that the Company shall not be obligated to provide such information if it is filed with the Securities and Exchange Commission (the “SEC”) through EDGAR and available to the public through the EDGAR system.

7.2            Lost, Stolen, Mutilated or Destroyed Warrants. If any Warrant is lost, stolen, mutilated or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor and date as the Warrant so lost, stolen, mutilated or destroyed, but only upon receipt of evidence reasonable satisfactory to the Company of such loss, theft or destruction of such Warrant and indemnity or bond, if requested, also reasonably satisfactory to the Company. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone. In such event, the Registered Holder shall also comply with such other reasonable regulations and pay such other reasonable charges as the Company may prescribe.

7.3            Reservation of Ordinary Shares A. The Company shall at all times reserve and keep available a number of its authorized but unissued Ordinary Shares A that shall be sufficient to permit the exercise in full of all outstanding Immediate Exercise Warrants and, following receipt of the Shareholder Approval, sufficient to permit the exercise in full of all Warrants, subject to the terms and conditions of this Agreement.

7.4            Registration of Ordinary Shares A.

7.4.1        Registration Rights. If applicable, the Registered Holder shall be entitled to the registration rights provided for in the Purchase Agreement.

8.            Concerning the Warrant Agent and Other Matters.

8.1            Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of Ordinary Shares A upon the exercise of the Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such Ordinary Shares A.

8.2            Resignation, Consolidation or Merger of Warrant Agent.

8.2.1        Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit their Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

8.2.2        Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Transfer Agent for the Ordinary Shares A not later than the effective date of any such appointment.

8.2.3        Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

8.2.4        Termination of Warrant Agent. The Company may terminate the Warrant Agent at any time upon ten (10) business days’ notice. The Company may serve as Warrant Agent in the event the Warrant Agent is terminated.

8.3            Fees and Expenses of Warrant Agent.

8.3.1        Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2        Further Assurances. The Company agrees to perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4            Liability of Warrant Agent.

8.4.1        Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, Chief Financial Officer, Treasurer, Chairman of the Board or other officer of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

8.4.2        Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct or bad faith.

8.4.3        Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Ordinary Shares A to be issued pursuant to this Agreement or any Warrant or as to whether any Ordinary Shares A shall, when issued, be valid and fully paid and non-assessable.

8.5            Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of Ordinary Shares A through the exercise of the Warrants, if any.

9.            Miscellaneous Provisions.

9.1            Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2            Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be in writing and shall be deemed sufficiently given when so delivered (i) if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent) or (ii) upon delivery, if delivered by e-mail (solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), as follows:

If to the Company:

Lilium N.V.

c/o Lilium Aviation Inc.

2385 N.W. Executive Center Drive, Suite 300

Boca Raton, Florida 33431

Attn: Roger Franks

Email: roger.franks@lilium.com

with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP

601 Lexington Avenue

New York, NY 10022

Attention: Valerie Ford Jacob

Email: valerie.jacob@freshfields.com

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be in writing and shall be deemed sufficiently given when so delivered (i) if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company) or (ii) upon delivery, if delivered by e-mail (solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification) as follows:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Attention: Compliance Department

Email: compliance@continentalstock.com

9.3            Applicable Law. The validity, interpretation and performance of this Agreement and of the Warrants shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of law rules thereof to the extent that any such rules would require or permit the application of the laws of any other jurisdiction.

9.4            Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Warrants, any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.

9.5            Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.

9.6            Counterparts. This Agreement may be executed in any number of original or facsimile counterparts (including by electronic mail or in .pdf), and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.7            Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

9.8            Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties in good faith deem shall not adversely affect the interest of the Registered Holders. All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period, shall require the vote or prior written consent of the Registered Holders of a majority of the then outstanding Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to and in accordance with Sections 3.1 and Section 3.2, respectively, or make such other modifications to the terms of the Warrants pursuant to and in accordance with the provisions of the Warrants without the consent of the Registered Holders.

9.9            Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

LILIUM N.V. as the Company

By:
Name:	Oliver Vogelgesang
Title:	Chief Financial Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

[Signature Page to the Warrant Agreement]